Exhibit 99.3

CONVERSION VALUATION APPRAISAL REPORT

Prepared for:

Best Hometown Bancorp, Inc.

Collinsville, Illinois

As Of:

February 12, 2016

Prepared By:

Keller & Company, Inc.

555 Metro Place North

Suite 524

Dublin, Ohio 43017

(614) 766-1426

KELLER & COMPANY

KELLER & COMPANY, INC.

FINANCIAL INSTITUTION CONSULTANTS

555 METRO PLACE NORTH

SUITE 524

DUBLIN, OHIO 43017

(614) 766-1426               (614) 766-1459 FAX

March 5, 2016

Boards of Directors

Best Hometown Bancorp, Inc.

Home Federal Savings and Loan Association of Collinsville

100 East Clay Street

Collinsville, Illinois 62234

To the Boards:

We hereby submit our independent appraisal of the pro forma market value of the to be issued stock of the Best Hometown Bancorp, Inc. (the “Corporation”) which is the holding company of Home Federal Savings and Loan Association of Collinsville (“Home Federal” or the “Association”), Collinsville, Illinois. Such stock is to be issued in connection with the application by the Corporation to complete a stock offering, with the Corporation to own 100 percent of the stock of the Association. This appraisal, as of February 12, 2016, was prepared and provided to the Association in accordance with the regulatory appraisal requirements and regulations.

Keller & Company, Inc. is an independent, financial institution consulting firm that serves both thrift institutions and banks throughout the U.S. The firm is a full-service consulting organization, as described in more detail in Exhibit A, specializing in business and strategic plans, stock valuations, conversion and reorganization appraisals, market studies and fairness opinions for thrift institutions and banks. The firm has affirmed its independence in this transaction with the preparation of its Affidavit of Independence, a copy of which is included as Exhibit C.

Our appraisal is based on the assumption that the data provided to us by Home Federal and the material provided to us by the independent auditor, BKD, LLP, are both accurate and complete. We did not verify the financial statements provided to us, nor did we conduct independent valuations of the Association's assets and liabilities. We have also used information from other public sources, but we cannot assure the accuracy of such material.

In the preparation of this appraisal, we held discussions with the management of Home Federal, with the law firm of Luse Gorman Pomerenk & Schick, PC, Washington, D.C., the Association's conversion counsel, and with BKD, LLP, the Association’s outside auditor. Further, we viewed the Association's local economy and primary market area and also reviewed the Association's most recent Business Plan as part of our review process.

The Boards of Directors

Best Hometown Bancorp, Inc.

Home Federal Savings and Loan Association of Collinsville

March 5, 2016

This valuation must not be considered to be a recommendation as to the purchase of stock in the Corporation, and we can provide no guarantee or assurance that any person who purchases shares of the Corporation's stock will be able to later sell such shares at a price equivalent to the price designated in this appraisal.

Our valuation will be further updated as required and will give consideration to any new developments in Home Federal’s operations that have an impact on the results of operations or financial condition. Further, we will give consideration to any changes in general market conditions and to specific changes in the market for publicly traded thrift institutions. Based on the material impact of any such changes on the pro forma market value of the Corporation as determined by this firm, we will make necessary adjustments to the Corporation's appraised value in an appraisal update.

It is our opinion that as of February 12, 2016, the pro forma market value or appraised value of the Corporation is $6,500,000 at the midpoint, representing 650,000 shares at $10 per share. The pro forma valuation range of the Corporation is from a minimum of $5,525,000 to a maximum of $7,475,000, with a maximum, as adjusted, of $8,596,250, representing 552,500 shares, 747,500 shares and 859,625 shares at $10 per share at the minimum, maximum, and maximum, as adjusted, respectively.

The pro forma appraised value of Best Hometown Bancorp, Inc., as of February 12, 2016, is $6,500,000, at the midpoint.

Very truly yours,

KELLER & COMPANY, INC.

CONVERSION VALUATION APPRAISAL REPORT

Prepared for:

Best Hometown Bancorp, Inc.

Collinsville, Illinois

As Of:

February 12, 2016

TABLE OF CONTENTS (cont.)

LIST OF EXHIBITS

NUMERICAL		PAGE
EXHIBITS

1	Balance Sheets at December 31, 2015	73
2	Balance Sheets at December 31, 2011 through 2014	74
3	Statement of Operations for the Year Ended December 31, 2015	75
4	Statements of Operations for the Years Ended December 31, 2011 through December 31, 2014	76
5	Selected Financial Information	77
6	Income and Expense Trends	78
7	Normalized Earnings Trend	79
8	Performance Indicators	80
9	Volume/Rate Analysis	81
10	Yield and Cost Trends	82
11	Net Portfolio Value	83
12	Loan Portfolio Composition	84
13	Loan Maturity Schedule	85
14	Loan Originations and Purchases	86
15	Delinquent Loans	87
16	Nonperforming Assets	88
17	Classified Assets	89
18	Allowance for Loan Losses	90
19	Investment Portfolio Composition	91
20	Mix of Deposits	92
21	Certificates of Deposit by Rate and Maturity	93
22	Borrowed Funds Activity	94
23	Offices of Home Federal Savings and Loan Association	95
24	Management of the Association	96
25	Key Demographic Data and Trends	97
26	Key Housing Data	98
27	Major Sources of Employment	99
28	Unemployment Rates	100
29	Market Share of Deposits	101
30	National Interest Rates by Quarter	102

LIST OF EXHIBITS (cont.)

NUMERICAL		PAGE
EXHIBITS

31	Thrift Share Data and Pricing Ratios	103
32	Key Financial Data and Ratios	110
33	Recently Converted Thrift Institutions	117
34	Acquisitions and Pending Acquisitions	118
35	Balance Sheets Parameters - Comparable Group Selection	119
36	Operating Performance and Asset Quality Parameters - Comparable Group Selection	121
37	Balance Sheet Ratios Final Comparable Group	123
38	Operating Performance and Asset Quality Ratios Final Comparable Group	124
39	Balance Sheet Totals - Final Comparable Group	125
40	Balance Sheet - Asset Composition Most Recent Quarter	126
41	Balance Sheet - Liability and Equity Most Recent Quarter	127
42	Income and Expense Comparison Trailing Four Quarters	128
43	Income and Expense Comparison as a Percent of Average Assets - Trailing Four Quarters	129
44	Yields, Costs and Earnings Ratios Trailing Four Quarters	130
45	Reserves and Supplemental Data	131
46	Valuation Analysis and Conclusions	132
47	Comparable Group Market, Pricings and Financial Ratios - Stock Prices as of February 12, 2016	133
48	Pro Forma Effects of Conversion Proceeds - Minimum	134
49	Pro Forma Effects of Conversion Proceeds - Midpoint	135
50	Pro Forma Effects of Conversion Proceeds - Maximum	136
51	Pro Forma Effects of Conversion Proceeds - Maximum, as Adjusted	137
52	Summary of Valuation Premium or Discount	138

ALPHABETICAL EXHIBITS		PAGE

A	Background and Qualifications	139
B	RB 20 Certification	143
C	Affidavit of Independence	144

INTRODUCTION

Keller & Company, Inc. is an independent appraisal firm for financial institutions and has prepared this Conversion Valuation Appraisal Report ("Report") to provide the pro forma market value of the to-be-issued common stock of Best Hometown Bancorp, Inc. (the “Corporation”), a Maryland corporation, which will be formed as part of the conversion to own all of the to-be-issued shares of common stock of Home Federal Savings and Loan Association (“Home Federal” or the “Association”), Collinsville, Illinois. The shares of common stock are to be issued in connection with the Association’s Application for Approval of Conversion from a federal-chartered mutual savings and loan association to a federal-chartered stock savings and loan association.

The Application is being filed with the Office of the Comptroller of the Currency (“OCC”) and the Securities and Exchange Commission ("SEC"). Such Application for Conversion has been reviewed by us, including the Prospectus and related documents, and discussed with the Association’s management and the Association’s conversion counsel, Luse Gorman Pomerenk & Schick, PC, Washington, D.C.

This conversion appraisal was prepared based on the guidelines used by the OCC entitled “Guidelines for Appraisal Reports for the Valuation of Savings Institutions Converting from the Mutual to Stock Form of Organization,” in accordance with the OCC application requirements and the Revised Guidelines for Appraisal Reports and represents a full appraisal report. The Report provides detailed exhibits based on the Revised Guidelines and a discussion on each of the factors that need to be considered. Our valuation will be updated in accordance with the Revised Guidelines and will consider any changes in market conditions for thrift institutions.

The pro forma market value is defined as the price at which the stock of the Corporation after conversion would change hands between a typical willing buyer and a typical willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, and with both parties having reasonable knowledge of relevant facts in an arm's-length

1

Introduction (cont.)

transaction. The appraisal assumes the Association is a going concern and that the shares issued by the Corporation in the conversion are sold in noncontrol blocks.

As part of our appraisal procedure, we have reviewed the audited financial statements for the five fiscal years ended December 31, 2011 through 2015, and discussed them with Home Federal’s management and with Home Federal’s independent auditors, BKD, LLP, St. Louis, Missouri. We have also discussed and reviewed with management other financial matters and have reviewed internal projections. We have reviewed the Corporation's preliminary Form AC and discussed it with management and with the Association’s conversion counsel.

To gain insight into the Association’s local market condition, we have visited Home Federal’s main office and branch and have traveled the surrounding area. We have studied the economic and demographic characteristics of the primary market area, and analyzed the Association’s primary market area relative to Illinois and the United States. We have also examined the competitive market within which Home Federal operates, giving consideration to the area's numerous financial institution offices, mortgage banking offices, and credit union offices and other key market area characteristics, both positive and negative.

We have given consideration to the market conditions for securities in general and for publicly traded thrift stocks in particular. We have examined the performance of selected publicly traded thrift institutions and compared the performance of Home Federal to those selected institutions.

Our valuation is not intended to represent and must not be interpreted to be a recommendation of any kind as to the desirability of purchasing the to-be-outstanding shares of common stock of the Corporation. Giving consideration to the fact that this appraisal is based on numerous factors that can change over time, we can provide no assurance that any person who purchases the stock of the Corporation in this mutual-to-stock conversion will subsequently be

2

Introduction (cont.)

able to sell such shares at prices similar to the pro forma market value of the Corporation as determined in this conversion appraisal.

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I.	DESCRIPTION OF HOME FEDERAL SAVINGS AND LOAN ASSOCIATION

GENERAL

Home Federal was organized in 1887 as a state-chartered mutual savings and loan association. The Association subsequently converted to a federal-chartered savings and loan association and changed its name to Home Federal and Loan Association.

Home Federal conducts its business from its main office and single branch, with its main office located in Collinsville, Illinois, and branch in Maryville, Illinois. The Association’s primary retail market area is focused on Collinsville and Maryville, while the Association’s lending market extends into the surrounding Madison and St. Clair Counties, Illinois. The Association has no loan production offices.

Home Federal’s deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation ("FDIC") in the Bank Insurance Fund ("BIF"). The Association is also subject to certain reserve requirements of the Board of Governors of the Federal Reserve Bank (the "FRB"). Home Federal is a member of the Federal Home Loan Bank (the "FHLB") of Chicago and is regulated by the OCC. As of December 31, 2015, Home Federal had assets of $98,656,000 deposits of $80,013,000 and equity of $6,862,000.

Home Federal has been principally engaged in the business of serving the financial needs of the public in its local communities and throughout its primary market area as a community-oriented institution. Home Federal has been active in the origination of commercial real estate and multi-family loans, which represented 62.0 percent of its loan originations during the fiscal year ended December 31, 2015. Commercial real estate and multi-family loan originations represented a smaller 32.8 percent of loan originations during the year ended December 31, 2014. At December 31, 2015, 74.8 percent of the Association’s gross loans consisted of residential real estate loans on one- to four-family dwellings, compared to a larger 85.7 percent at December 31, 2014, with the primary sources of funds being retail deposits from residents in its local communities and to a much lesser extent, FHLB advances. The Association is also an

4

General (cont.)

originator of multi-family loans, commercial real estate loans, construction loans, commercial business loans and consumer loans. Consumer loans include auto loans, boat loans, loans on deposit accounts and other secured and unsecured personal loans.

The Association had cash and investments of $20.3 million, or 20.6 percent of its assets, excluding FHLB stock which totaled $837,000 or 0.8 percent of assets at December 31, 2015. Deposits, principal payments, loan sales, FHLB advances and equity have been the primary sources of funds for the Association’s lending and investment activities.

The total amount of stock to be sold in the stock conversion will be $6.5 million or 700,000 shares at $10 per share based on the midpoint of the appraised value of $6.5 million. The net conversion proceeds will be $5.3 million, reflecting conversion expenses of approximately $1.23 million. The actual cash proceeds to the Association of $4.6 million will represent 86.3 percent of the net conversion proceeds at the midpoint. The ESOP will represent 8.00 percent of the gross shares issued or 52,000 shares at $10 per share, representing $520,000. The Association’s net proceeds will be used to fund new loans and to invest in securities following their initial deployment to short term investments. The Association may also use the proceeds to expand services, expand operations, diversify into other businesses, or for any other purposes authorized by law. The Corporation will use its proceeds to fund the ESOP or to purchase short-and intermediate-term government or federal agency securities.

The Association has experienced a modest deposit increase over the past four fiscal years, with deposits increasing 1.4 percent from December 31, 2011, to December 31, 2015, or an average of 0.3 percent per year. From December 31, 2014, to December 31, 2015, deposits then increased by 12.6 percent, compared to a decrease of 4.6 percent in fiscal 2014.

The Association focused on reducing its loan portfolio during the previous four years of 2011 to 2014, on improving its asset quality position, on maintaining its net interest margin and on maintaining a reasonable equity to assets ratio. Then in 2015, the Association focused on

5

General (cont.)

renewing its loan growth and deposit growth. Equity to assets decreased from 9.64 percent of assets at December 31, 2011, to 6.96 percent at December 31, 2015, due primarily to the Association’s losses in fiscal 2,11, 2012, 2014, and 2015, partially reduced by the Association’s shrinkage in assets through 2014, and then stronger increase in 2015.

The primary lending strategy of Home Federal has been to focus on the origination of adjustable-rate and fixed-rate one-to four-family mortgage loans, the origination of commercial real estate and multi-family loans, the origination of commercial business loans and the origination of construction loans, with less activity in consumer loans.

The Association’s share of one- to four-family mortgage loans has decreased moderately from 85.7 percent of gross loans at December 31, 2014, to 74.8 percent as of December 31, 2015. Commercial real estate and multi-family loans increased from 8.6 percent of loans to 19.6 percent of loans, and construction loans decreased from 4.4 percent of loans to 4.0 percent from December 31, 2014, to December 31, 2015. All types of real estate loans as a group decreased slightly from 98.7 percent of gross loans at December 31, 2014, to 98.3 percent at December 31, 2015. The decrease in real estate loans was offset by the Association’s increase in commercial and consumer loans. The Association’s share of commercial loans witnessed an increase in their share of loans from 0.8 percent at December 31, 2014, to 0.9 percent at December 31, 2015, and the Association’s share of consumer loans increased from a minimal 0.5 percent to 0.8 percent during the same time period.

Management's internal strategy has also included continued emphasis on maintaining an adequate and appropriate level of allowance for loan losses relative to loans and nonperforming assets in recognition of the more stringent requirements within the industry to establish and maintain a higher level of general valuation allowances and also in recognition of the Association’s level of nonperforming assets. At December 31, 2014, Home Federal had $1,079,000 in its loan loss allowance or 1.58 percent of gross loans, and 68.4 percent of

6

General (cont.)

nonperforming loans with the loan loss allowance increasing to $1,249,000 and representing a higher 1.64 percent of gross loans and a higher 255.4 percent of nonperforming loans at December 31, 2015.

The basis of earnings for the Association has been interest income from loans and investments with the net interest margin being the key determinant of net earnings with a continued emphasis on strengthening noninterest income and controlling noninterest expenses. With a primary dependence on net interest margin for earnings, current management will focus on striving to strengthen the Association’s net interest margin without undertaking excessive credit risk combined with controlling the Association’s interest risk position and increasing noninterest income, reducing nonperforming assets, and controlling noninterest expenses.

7

PERFORMANCE OVERVIEW

The financial position of Home Federal at fiscal year end December 31, 2011, through December 31, 2015, is shown in Exhibits 1 and 2, and the earnings performance of Home Federal for the fiscal years 2011 through 2015 is shown in Exhibits 3 and 4. Exhibit 5 provides selected financial data at December 31, 2014 and 2015. Home Federal has experienced a rise in its loan portfolio, a rise in its asset base, a decrease in cash and investments, and a rise in deposits from 2014 to 2015.

With regard to the Association’s historical financial condition, Home Federal has experienced a modest decrease in assets from December 31, 2013, to December 31, 2014, with a modest decrease in loans, a modest decrease in deposits and a moderate decrease in the dollar level of equity over the prior year. Then from December 31, 2014, to December 31, 2015, Home Federal experienced moderate growth in loans, deposits and assets and a moderate decrease in equity.

The Association witnessed an increase in assets of $8.2 million or 9.1 percent for the period of December 31, 2014, to December 31, 2015. Over the past four fiscal periods, the Association experienced its largest dollar decrease in assets of $5.9 million in fiscal year 2012, due primarily to a $6.0 million decrease in loans, with a $2.9 million decrease in deposits and a $2.0 million decrease in FHLB advances. During the Association’s most recent fiscal year of 2015, assets increased $8.2 million or 9.1 percent, compared to a decrease of $4.9 million or 5.1 percent in 2014.

Home Federal’s net loan portfolio, which includes mortgage loans and nonmortgage loans, increased from $65.4 million at December 31, 2014, to $74.3 million at December 31, 2015, and represented a total increase of $8.9 million, or 13.6 percent.

Home Federal has obtained funds through deposits and FHLB advances with a moderate use of FHLB advances totaling $9.0 million at December 31, 2015. The Association’s competitive rates for deposits in its local market in conjunction with its focus on service have

8

Performance Overview (cont.)

been the sources for competing for retail deposits. Deposits increased $8.9 million or 12.6 percent from fiscal 2013 to 2014.

The Association witnessed a decrease in its dollar equity level from 2014 to 2015. At December 31, 2014, the Association had an equity level of $7.6 million, representing an 8.43 percent equity to assets ratio and decreased to $6.9 million at December 31, 2015, representing a lower 6.96 percent equity to assets ratio.

The overall decrease in the equity to assets ratio from December 31, 2014, to December 31, 2015, was the result of the Association’s losses in 2015. The dollar level of equity decreased 10.0 percent from December 31, 2014, to December 31, 2015.

9

INCOME AND EXPENSE

Exhibit 6 presents selected operating data for Home Federal. This table provides key income and expense figures in dollars for the fiscal years of 2014 and 2015.

Home Federal witnessed a modest decrease in its dollar level of interest income from fiscal 2013 to fiscal 2015. Interest income was $3.44 million in 2014 and a lower $3.36 million in 2015. The Association’s interest expense experienced a modest increase from fiscal year 2014 to 2015. Interest expense increased from $1,116,000 in 2014 to $1,179,000 in 2015, representing an increase of $63,000 or 5.6 percent. Interest income decreased a lesser $78,000 or 2.3 percent. Such decrease in interest income from 2014 to 2015, notwithstanding the larger increase in interest expense, resulted in a dollar decrease in annual net interest income and a decrease in net interest margin.

The Association recognized provisions for loan losses in each of the past two fiscal years of 2014 and 2015. The amounts of those provisions were determined in recognition of the Association’s levels of loans, nonperforming assets, charge-offs and repossessed assets. The loan loss provisions were $150,000 in 2014 and $268,000 in 2015. The impact of these loan loss provisions has been to provide Home Federal with a general valuation allowance of $1,249,000 at December 31, 2015, or 1.64 percent of gross loans and 255.4 percent of nonperforming loans.

Total other income or noninterest income indicated a decrease in dollars from 2014 to 2015. Noninterest income was $613,000 or 0.68 percent of assets in 2014, including $473,000 in income from a settlement award and a lower $96,000 in fiscal year 2015 or 0.10 percent of assets in 2015. Noninterest income consists primarily of service charges, gain on the sale of investments and other income.

The Association’s general and administrative expenses or noninterest expenses decreased from $2.85 million for the fiscal year of 2014 to $2.71 million for the fiscal year ended December 31, 2015, representing a decrease of 4.8 percent and due primarily to a decrease in compensation expenses. On a percent of average assets basis, operating expenses decreased

10

Income and Expense (cont.)

from 3.07 percent of average assets for the fiscal year ended December 31, 2014, to 2.87 percent for the fiscal year ended December 31, 2015.

The net earnings position of Home Federal has indicated volatility in 2014 and 2015. The annual net income (loss) figures for the fiscal years of 2014 and 2015 were $(1,266,000) and $(702,000), respectively, representing returns on average assets of (1.33) percent and (0.74) percent for fiscal years 2014, and 2015, respectively.

Exhibit 7 provides the Association’s normalized earnings or core earnings for the twelve months ended December 31, 2015. The Association’s normalized earnings typically eliminate any nonrecurring income and expense items. There were two expense adjustments resulting in the normalized loss being less than actual loss for the twelve months ended December 31, 2015, and equal to a loss of $549,000. The core expense adjustments were a reduction in provision for loan losses of $139,000 and a decrease in professional fees of $14,000.

The key performance indicators comprised of selected performance ratios, asset quality ratios and capital ratios are shown in Exhibit 8 to reflect the results of performance. The Association’s return on average assets changed from (1.33) percent in fiscal year 2014, to (0.74) percent in 2015, with the lower earnings in 2014 due primarily to the Association’s much higher tax expense.

The Association’s net interest rate spread was 2.33 percent in 2014 and an identical 2.33 percent in 2015. The Association’s net interest margin indicated a slightly declining trend, decreasing from 2.54 percent in 2014 to 2.46 percent in 2015. Home Federal’s net interest margin decreased 8 basis points from 2014 to 2015.

The Association’s return on average equity improved from 2014 to 2015. The return on average equity improved from (13.00) percent in 2014, to (9.41) percent in 2015.

11

Income and Expense (cont.)

Home Federal’s ratio of average interest-earning assets to interest-bearing liabilities decreased modestly from 117.34 percent at December 31, 2014, to 110.96 percent at December 31, 2015. The Association’s overall decrease in its ratio of interest-earning assets to interest-bearing liabilities is partially the result of the Association’s decrease in equity.

The Association’s ratio of noninterest expenses to average assets decreased from 3.07 percent in fiscal year 2014 to 2.87 percent in fiscal year 2015, due to a decrease in compensation costs. Another key noninterest expense ratio reflecting efficiency of operation is the ratio of noninterest expenses to noninterest income plus net interest income referred to as the "efficiency ratio." The industry norm is 60.4 percent for all thrifts and 81.8 percent for thrifts with assets of less than $100.0 million, with the lower the ratio indicating higher efficiency. The Association has been characterized with a moderately lower level of efficiency historically reflected in its higher efficiency ratio, which increased from 97.04 percent in 2014 to 119.04 percent in 2015.

Earnings performance can be affected by an institution's asset quality position. The ratio of nonperforming loans to total loans is a key indicator of asset quality. Home Federal witnessed a noticeable decrease in its nonperforming loans ratio from 2014 to 2015, and the ratio is currently similar to the industry norm. Nonperforming loans, by definition, consist of loans delinquent 90 days or more, troubled debt restructurings that have not been performing for at least three months, and nonaccruing loans. Home Federal’s nonperforming loans consisted primarily of troubled debt restructurings. The ratio of nonperforming loans to total loans was 0.64 percent at December 31, 2015, decreasing from 2.32 percent at December 31, 2014. The Association’s ratio of nonperforming assets to total assets was a higher 1.17 percent at December 31, 2015, decreasing from 2.15 percent at December 31, 2014.

Two other indicators of asset quality are the Association’s ratios of allowance for loan losses to total loans and also to nonperforming loans. The Association’s allowance for loan losses was 2.32 percent of loans at December 31, 2014, and decreased to 1.65 percent at

12

Income and Expense (cont.)

December 31, 2015. As a percentage of nonperforming loans, Home Federal’s allowance for loan losses to nonperforming loans was 68.38 percent at December 31, 2014, and was a higher 255.42 percent at December 31, 2015.

Exhibit 9 provides the changes in net interest income due to rate and volume changes for the 2015. For the year ended December 31, 2015, net interest income decreased $141,000, due to a decrease in interest income of $78,000, accented by a $63,000 increase in interest expense. The decrease in interest income was due to a decrease due to rate of $166,000 reduced by an increase due to volume of $88,000. The increase in interest expense was due to a $36,000 increase due to rate, accented by a $25,000 increase due to volume.

13

YIELDS AND COSTS

The overview of yield and cost trends for the years ended December 31, 2014 and 2015, and at December 31, 2015, can be seen in Exhibit 10, which offers a summary of key yields on interest-earning assets and costs of interest-bearing liabilities.

Home Federal’s weighted average yield on its loan portfolio decreased 16 basis points from fiscal year 2014 to 2015, from 4.83 percent to 4.57 percent and then decreased 23 basis points to 4.34 percent at December 31, 2015. The yield on investment securities decreased 46 basis points from 1.92 percent in 2014 to 1.46 percent in fiscal year 2015, and then decreased to 1.45 percent at December 31, 2015. The yield on other interest-earning assets increased 18 basis points from fiscal year 2014 to 2015, from 0.06 percent to 0.24 percent, and then increased 23 basis points to 0.47 percent at December 31, 2015. The combined weighted average yield on all interest-earning assets increased 3 basis points to 3.79 percent, from fiscal year 2014 to 2015 and then decreased 9 basis to 3.70 percent at December 31, 2015.

Home Federal’s weighted average cost of interest-bearing liabilities increased 4 basis points to 1.47 percent from fiscal year 2014 to 2015, which was greater than the Association’s 3 basis point increase in yield, resulting in a decrease in the Association’s net interest rate spread of 1 basis point from 2.33 percent to 2.32 percent from 2014 to 2015. Then the Association’s interest rate spread decreased 17 basis points to 2.15 percent at December 31, 2015. The Association’s net interest margin decreased from 2.54 percent in fiscal year 2014 to 2.46 percent in fiscal year 2015, representing a decrease of 8 basis points.

The Association’s ratio of average interest-earning assets to interest-bearing liabilities decreased from 117.34 percent for the year ended December 31, 2014, to 110.96 percent for the year ended December 31, 2015, and then increased to 111.73 percent at December 31, 2015.

14

INTEREST RATE SENSITIVITY

Home Federal has monitored its interest rate sensitivity position and focused on maintaining a reasonable level of interest rate risk exposure by maintaining a higher share of adjustable-rate residential mortgage loans and construction loans, and modest shares of commercial real estate and multi family loans and consumer loans to offset its higher share of fixed-rate residential mortgage loans. Home Federal recognizes the thrift industry’s historically higher interest rate risk exposure, which caused a negative impact on earnings and economic value of equity in the past as a result of significant fluctuations in interest rates, specifically rising rates in the past. Such exposure was due to the disparate rate of maturity and/or repricing of assets relative to liabilities commonly referred to as an institution’s “gap.” The larger an institution’s gap, the greater the risk (interest rate risk) of earnings loss due to a decrease in net interest margin and a decrease in economic value of equity or portfolio loss. In response to the potential impact of interest rate volatility and negative earnings impact, many institutions have taken steps to reduce their gap position. This frequently results in a decline in the institution’s net interest margin and overall earnings performance. Home Federal has responded to the interest rate sensitivity issue by increasing its shares of adjustable-rate one to four family loans and controlling its fixed-rate one- to four-family loans.

The Association measures its interest rate risk through the use of its net portfolio value of equity (“NPV”) of the expected cash flows from interest-earning assets and interest-bearing liabilities and any off-balance sheets contracts. The NPV for the Association is calculated on a quarterly basis by an outside firm, showing the Association’s NPV to asset ratio, the dollar change in NPV, and the change in the NPV ratio for the Association under rising and falling interest rates. Such changes in the NPV ratio under changing rates are reflective of the Association’s interest rate risk exposure.

There are numerous factors which have a measurable influence on interest rate sensitivity in addition to changing interest rates. Such key factors to consider when analyzing interest rate sensitivity include the loan payoff schedule, accelerated principal payments, deposit maturities, interest rate caps on adjustable-rate mortgage loans and deposit withdrawals.

15

Interest Rate Sensitivity (cont.)

Exhibit 11 provides the Association’s NPV levels and ratios as of December 31, 2015, based on the most recent calculations and reflects the changes in the Association’s NPV levels under rising and declining interest rates.

The Association’s change in its NPV level at December 31, 2015, based on a rise in interest rates of 100 basis points was a 2.87 percent decrease, representing a dollar decrease in equity value of $421,000. In contrast, based on a decline in interest rates of 100 basis points, the Association’s NPV level was estimated to decrease 7.17 percent or $1,053,000 at December 31, 2015. The Association’s exposure increases to a 9.03 percent decrease under a 200 basis point rise in rates, representing a dollar decrease in equity of $1,325,000. The Association’s exposure is not reasonably measurable based on a 200 basis point decrease in interest rates, due to the currently low level of interest rates.

The Association’s post shock NPV ratio based on a 200 basis point rise in interest rates is 14.01 percent and indicates a 45 basis point decrease from its 14.46 percent based on no change in interest rates.

The Association is aware of its interest rate risk exposure under rapidly rising rates and falling rates. Due to Home Federal’s recognition of the need to control its interest rate exposure, the Association has pursued the origination of adjustable-rate loans. The Association plans to increase its lending activity in the future and continue to maintain a moderate share of adjustable-rate loans. The Association will also continue to focus on strengthening its NPV ratio, recognizing the planned conversion and stock offering will strengthen the Association’s equity level and NPV ratio, based on any change in interest rates.

16

LENDING ACTIVITIES

Home Federal has focused its lending activity on the origination of conventional mortgage loans secured by one- to four-family dwellings, commercial real estate and multi-family loans, construction loans, consumer loans and commercial business loans. Exhibit 12 provides a summary of Home Federal’s loan portfolio by loan type at December 31, 2014 and 2015.

The primary loan type for Home Federal has been residential loans secured by one- to four-family dwellings, representing a moderate 74.8 percent of the Association’s gross loans as of December 31, 2015. This share of loans has seen a modest decrease from 85.7 percent at December 31, 2014. The second largest real estate loan type as of December 31, 2015, was combined commercial real estate and multi-family loans, which comprised a relatively strong 19.6 percent of gross loans at December 31, 2015, compared to 8.6 percent as of December 31, 2014. The third largest real estate loan type was construction loans, which comprised a modest 4.0 percent of gross loans at December 31, 2015, compared to a larger 4.4 percent at December 31, 2014. These three real estate loan categories represented a strong 98.3 percent of gross loans at December 31, 2015, compared to a similar 98.7 percent of gross loans at December 31, 2014.

Commercial loans represented a minimal size loan category for Home Federal. Commercial loans totaled $713,000 and represented 0.9 percent of gross loans at December 31, 2015, compared to a smaller 514,000 or 0.8 percent of gross loans at December 31, 2014.

The consumer loan category was the smallest loan category at December 31, 2015, and represented a modest $623,000 or 0.8 percent of gross loans compared to 0.5 percent at December 31, 2014. Consumer loans were also the smallest loan category at December 31, 2014. The Association’s consumer loans include home equity loans, automobile and boat loans, savings account loans, and other secured and unsecured loans. The overall mix of loans has witnessed a moderate change from December 31, 2014, to December 31, 2015, with the Association having increased its share of commercial real estate and multi-family loans to offset its decrease in one- to four-family loans.

17

Lending Activities (cont.)

The emphasis of Home Federal’s lending activity is the origination of conventional mortgage loans secured by one- to four-family residences. Such residences are located primarily in Madison and St. Clair Counties, Illinois. At December 31, 2015, 74.8 percent of Home Federal’s gross loans consisted of loans secured by one- to four-family residential properties.

The Association offers two types of adjustable-rate mortgage loans, ("ARMs") with adjustment periods of five years and seven years. The interest rates on ARMs are generally indexed to the weekly average yield on U.S. Treasury rate securities adjusted to a constant maturity of one year. ARMs have a maximum rate adjustment of 2.0 percent at each adjustment period and 6.0 percent for the life of the loan. Rate adjustments are computed by adding a stated margin to the index, the U.S. Treasury securities rate. The Association normally retains all ARMs which it originates. The majority of ARMs have terms of up to 30 years, which is the maximum term offered, with some loans having terms of 15 and 20 years.

The Association’s one- to four-family mortgage loans remain outstanding for shorter periods than their contractual terms, because borrowers have the right to refinance or prepay. These mortgage loans contain “due on sale” clauses which permit the Association to accelerate the indebtedness of the loan upon transfer of ownership of the mortgage property.

The Association’s other key mortgage loan product is a fixed-rate mortgage loan with Home Federal’s fixed-rate mortgage loans having terms of 15 years to 30 years with a focus on 15 years or less. Fixed-rate mortgage loans have a maximum term of 30 years. The Association’s fixed-rate mortgage loans normally conform to FHLMC underwriting standards, which enables the Association to sell a portion of these loans in the secondary market in the future.

The normal loan-to-value ratio for conventional mortgage loans to purchase or refinance one-to four-family dwellings generally does not exceed 80 percent at Home Federal, even though the Association is permitted to make loans up to a 90.0 percent loan-to-value ratio. While the

18

Lending Activities (cont.)

Association does make loans up to 90.0 percent of loan-to-value, the Association requires private mortgage insurance for the amount in excess of the 80.0 percent loan-to-value ratio for fixed-rate loans and adjustable-rate loans. Mortgage loans originated by the Association include due-on-sale clauses enabling the Association to adjust rates on fixed-rate loans in the event the borrower transfers ownership. The Association also requires an escrow account for insurance and taxes on loans with a loan-to-value ratio in excess of 80.0 percent.

Home Federal has also been an originator of adjustable-rate and fixed-rate commercial real estate loans and multi-family loans in the past and will continue to make multi-family and commercial real estate loans. The Association had a total of $14.9 million in commercial real estate and multi-family loans combined at December 31, 2015, or 19.6 percent of gross loans, compared to a smaller $8.6 million and a smaller 8.6 percent of gross loans at December 31, 2014.

The major portion of commercial real estate and multi-family loans are secured by apartment buildings, small retail establishments, office buildings, and other owner-occupied properties used for business. Most of the multi-family and commercial real estate loans are fully amortizing with an amortization period of 15 up to 20 years. The maximum loan-to-value ratio is normally 80.0 percent.

Home Federal is also an originator of construction loans, with these loans totaling $3.0 million at December 31, 2015, and representing 4.0 percent of gross loans. Construction loans have a normal term of 12 months and provide for interest only payments during the construction phase. Upon completion of construction, the construction loans convert to a longer-term permanent mortgage loan. Construction loans have a normal loan-to-value ratio of 80.0 percent.

The Association originates commercial business and industrial loans, which totaled $713,000 at December 31, 2015, and represented a modest 0.9 percent of gross loans. Commercial business loans normally have terms ranging from one year to seven years.

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Lending Activities (cont.)

Commercial and industrial loans are generally secured by equipment, furniture and fixtures, inventory, accounts receivable or other business assets.

Home Federal is also an originator of consumer loans, with these loans totaling only $623,000 at December 31, 2015, and representing 0.8 percent of gross loans. Consumer loans primarily include home equity loans, automobile and boat loans, share loans, and other secured and unsecured loans.

Exhibit 13 provides a loan maturity schedule and breakdown and summary of Home Federal’s fixed- and adjustable-rate loans, indicating a majority of fixed-rate loans. At December 31, 2015, 30.8 percent of the Association’s loans due after December 31, 2015, were adjustable- rate and 69.2 percent were fixed-rate. At December 31, 2015, the Association had 6.0 percent of its loans due on or before December 31, 2015, or in one year or less, with 16.6 percent due by December 31, 2020, or in one to five years. The Association had a moderate 26.8 percent of its loans with a maturity of more than 15 years.

As indicated in Exhibit 14, Home Federal experienced a strong increase in its commercial real estate and multi-family loan originations and total loan originations from fiscal year 2014 to 2015. Total loan originations in fiscal year 2014 were $9.3 million compared to a larger $19.5 million in fiscal year 2015, reflective of the higher level of commercial real estate and multi-family loans and one- to four-family loans originated, increasing from a combined $6.8 million to $16.5 million. The increase in commercial real estate and multi-family loan originations from 2014 to 2015 of $9.0 million represented 88.2 percent of the Association’s $10.2 million aggregate increase in total loan originations from 2014 to 2015, with one- to four-family loans increasing $669,000. Construction loan originations decreased $172,000 from 2014 to 2015, consumer loans increased $669,000 from 2014 to 2015, and commercial business loans decreased $6,000.

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Lending Activities (cont.)

Overall, loan originations and purchases exceeded loan sales, principal payments, charge-offs, loan repayments and other deductions in 2014 and in the year ended December 31, 2015, due to moderate activity in loan originations. In fiscal 2014, loan originations exceeded reductions by $954,000, impacted by $9.3 million in loans originations, and then exceeded reductions by $8.0 million in 2015, impacted by a stronger $19.5 million in loans originations sold in the year ended December 31, 2015.

NONPERFORMING ASSETS

Home Federal understands asset quality risk and the direct relationship of such risk to delinquent loans and nonperforming assets, including real estate owned. The quality of assets has been a key concern to financial institutions throughout many regions of the country. A number of financial institutions have been dealt with higher levels of nonperforming assets over the past years and were forced to recognize significant losses, setting aside major valuation allowances.

A sharp increase in nonperforming assets has often been related to specific regions of the country and has frequently been associated with higher risk loans, including purchased commercial real estate loans and multi-family loans. Home Federal has experienced a decrease in its level of nonperforming assets, with nonperforming assets decreasing moderately in 2014 and continuing in 2015.

Exhibit 15 provides a summary of Home Federal’s delinquent loans at December 31, 2014 and 2015, indicating an overall decrease in the dollar amount of delinquent loans from December 31, 2014, to December 31, 2015. The Association had $537,000 in loans delinquent 30 to 89 days at December 31, 2015. Loans delinquent 90 days or more totaled $1,000 at December 31, 2015, with these two categories representing 0.71 percent of gross

21

Nonperforming Assets (cont.)

loans, with most of them one- to four-family real estate loans. At December 31, 2014, delinquent loans of 30 to 89 days totaled $994,000 or 1.46 percent of gross loans and loans delinquent 90 days or more totaled $162,000 or 0.24 percent of gross loans for a combined total of $1,156,000 and a share of 1.70 percent of gross loans, compared to a lower $538,000 and a lower 0.71 percent of gross loans at December 31, 2015.

It is normal procedure for Home Federal’s board to review loans delinquent 90 days or more on a monthly basis, to assess their collectibility and possibly commence foreclosure proceedings. When a loan is delinquent 30 days, the Association sends a default letter to the borrower giving the borrower 10 days to cure the delinquency. If the loan still remains delinquent following the 30-day letter, an additional letter is sent at approximately 45 days form the due date giving the borrower an additional 10 days to bring the loan current. If the loan is not made current by approximately 60 days from the due date, a demand letter is sent by regular and certified mail giving the borrower 30 days to cure the delinquency or foreclosure proceedings will begin. If the borrower fails to bring the loan current within 90 days form the due date or fails to make arrangements to make the loan current over a longer period of time, the matter is referred to legal counsel and foreclosure or other collection proceedings are instituted.

Exhibit 16 provides a summary of Home Federal’s nonperforming assets at December 31, 2014 and 2015. Nonperforming assets, by definition, include loans 90 days or more past due, nonaccruing loans, troubled debt restructurings that have not performed, and repossessed assets. The Association carried a lower level of nonperforming assets at December 31, 2015, relative to December 31, 2014. Home Federal’s level of nonperforming assets was $1,943,000 at December 31, 2014, and a lower $1,156,000 at December 31, 2015, which represented 2.15 percent of assets in 2014 and 1.17 percent in 2015. The Association’s nonperforming assets included $1,046,000 in nonaccrual loans, $33,000 in loans 90 days or more past due, $499,000 in troubled debt restructurings and $365,000 in real estate owned for a total of $1,943,000 at December 31, 2014. At December 31, 2015, nonperforming assets were a lesser $1,156,000 or

22

Nonperforming Assets (cont.)

1.17 percent of assets and included $1,000 in loans 90 days or more past due, no nonaccrual loans, $488,000 in troubled debt restructurings and $667,000 in real estate owned.

Home Federal’s levels of nonperforming assets were lower than its levels of classified assets. The Association’s ratios of classified assets to assets, excluding special mention assets, were 4.28 percent of assets at December 31, 2014, and 1.90 percent at December 31, 2015 (reference Exhibit 17). The Association’s classified assets consisted of $1,876,000 in substandard assets, with no assets classified as doubtful or loss at December 31, 2015.

Exhibit 18 shows Home Federal’s allowance for loan losses at December 31, 2014 and 2015, indicating the activity and the resultant balances. Home Federal has witnessed a moderate increase in its balance of allowance for loan losses from $1,079,000 at December 31, 2014, to $1,249,000 at December 31, 2015, in response to its increase in loans. The Association had provisions for loan losses of $150,000 in fiscal 2014 and $268,000 in fiscal 2015.

The Association had total charge-offs of $491,000 in 2014 and $117,000 in 2015, with recoveries of $6,000 in 2013 and $19,000 in 2015. The Association’s ratio of allowance for loan losses to gross loans was 1.58 percent at December 31, 2014, and a higher 1.64 percent at December 31, 2015, due to higher provisions. Allowance for loan losses to nonperforming loans was 68.38 percent at December 31, 2014 and a higher 255.4 percent at December 31, 2015.

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INVESTMENTS

The investment and securities portfolio, excluding interest-bearing deposits, has been comprised of U.S. government securities, U.S. government-sponsored enterprise obligations, including mortgage-backed securities. Exhibit 19 provides a summary of Home Federal’s investment portfolio at December 31, 2014 and 2015, excluding FHLB stock and interest-bearing deposits. Investment securities totaled $11,772,000 at December 31, 2014, based on fair value, compared to $11,224,000 at December 31, 2015.

The Association also had cash and interest-bearing deposits totaling $9.1 million at December 31, 2015, and a larger $9.8 million at December 31, 2014. The Association had $837,000 in FHLB stock at December 31, 2015. The weighted average yield on investment securities was 1.46 percent for the year ended December 31, 2015.

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DEPOSIT ACTIVITIES

The mix of average deposits by amount at December 31, 2014 and 2015, is provided in Exhibit 20. There has been a modest change in total deposits and a modest change in the deposit mix during this period. Total deposits have increased from $73.9 million at December 31, 2014, to $75.2 million at December 31, 2015, representing an increase of $1.3 million or 1.7 percent. The balance of certificates of deposit has increased from $53.4 million at December 31, 2014, to $55.3 million at December 31, 2015, representing an increase of $1.9 million or 3.6 percent, while savings, transaction and MMDA accounts have decreased $635,000 from $20.6 million at December 31, 2014, to $19.9 million at December 31, 2015 or 3.1 percent.

Exhibit 21 provides a breakdown of certificates of $100,000 or more by maturity as of December 31, 2015. A strong 47.1 percent of the Association’s certificates of deposit of $100,000 or more mature in three years. The second largest category of certificates based on maturity was certificates maturing in one to three years, which represented 33.3 percent of certificates.

BORROWINGS

Home Federal has made regular use of FHLB advances (reference Exhibit 22) in each of the years ended December 31, 2014 and 2015. The Association had total FHLB advances of $9.0 million at December 31, 2015, with a weighted average cost of 4.40 percent during the period and a balance of an identical $9.0 million at December 31, 2014, with a weighted average cost of a similar 4.47 percent during the period.

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SUBSIDIARIES

Home Federal has no wholly owned subsidiaries.

OFFICE PROPERTIES

Home Federal had two offices at December 31, 2015, with its home office located in Collinsville and a branch located in Maryville, Illinois (reference Exhibit 23). Home Federal owns its two offices. At December 31, 2015, the Association’s total investment in fixed assets, based on depreciated cost, was $1.9 million or 1.91 percent of assets.

MANAGEMENT

The president and chief executive officer of Home Federal is Ronnie R. Shambaugh. Mr. Shambaugh has over 44 years of community banking experience. He was hired by Home Federal as chief financial officer and senior vice president in 2012 and appointed president, chief executive officer and director in 2013. Prior to serving with Home Federal, Mr. Shambaugh served in senior management and lending positions with other Illinois banks, including service as president and chief executive officer. He has a degree in business administration from Eureka College. Mr. Shambaugh is active in local community and business organizations. He offers the board extensive banking experience and knowledge of the local banking market. His position as president and chief executive officer provides a direct line of communication between senior management and the board.

Mr. David W. Gansner is executive vice president and chief loan officer of the Bank, positions he has held since 2014. Mr. Gansner has been a director of the Bank since 2014. Mr. Gansner is a commercial and residential lender with over 33 years of community banking experience. Mr. Gansner has a degree in business from Eastern Illinois University. His

26

Management (cont.)

extensive lending experience offers the board additional knowledge of the commercial banking markets that Home Federal serves and seeks to serve in the future.

Ms. Cynthia T. Knebel is chief financial officer of the Bank. Ms. Knebel joined the Bank in 2013. She has over 44 years of experience in community bank management, operations, accounting and compliance. Ms. Knebel has attended the Graduate School of Banking of the University of Wisconsin-Madison, WI, and the Bank Operations and Management School in Dallas, TX. Ms. Knebel has experience in all facets of banking operations and has been active in community and business organizations.

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II.	DESCRIPTION OF PRIMARY MARKET AREA

Home Federal’s market area is focused on Madison County, Illinois, as the Association has two offices in Madison County, its home office in Collinsville and a branch in Maryville, Illinois. The Association’s primary retail market area is focused on Collinsville and Maryville, while the Association’s lending market extends into the surrounding Madison and St. Clair Counties in Illinois. Exhibit 25 shows the trends in population, households and income for Madison County, St. Clair County, Illinois and the United States. The population trends indicate increases in Madison County, Illinois and the United States for the period from 2000 to 2010. Madison County’s population increased by 4.0 percent, while population in St. Clair County increased by 5.5 percent, Illinois increased at a rate of 3.3 percent, and the United States’ population increased by 9.7 percent during the same time period. Through 2019, population is projected to decrease minimally in Madison County and decrease by 2.0 percent in St. Clair County, while population in Illinois and the United States is projected to increase by 2.3 percent and 6.6 percent, respectively, through 2019.

More important is the trend in households. Madison County experienced a 6.0 percent increase in households from 2000 through 2010, compared to increases of 8.5 percent in St. Clair County, 5.3 percent in Illinois and 10.7 percent in the United States. Madison County is projected to decrease slightly in households from 2010 through 2019 by 0.2 percent, as is St. Clair County by 2.3 percent. The numbers of households in Illinois and the United States are projected to increase by 2.5 percent and 6.6 percent, respectively, through 2019.

Madison County had 2000 per capita income of $20,509, lower than Illinois at $23,104 and the United States at $22,162 but higher than St. Clair County at $18,932. Per capita income increased in all areas from 2000 to 2010. Madison County’s per capita income increased to $25,717, St. Clair County’s increased to $26,495, Illinois’ increased to $28,424 and the United States’ increased to $26,059. In 2000, median household income in Madison County was $41,541, lower than Illinois at $46,590 and the United States with a median household income $41,994 but higher than St. Clair County with $39,148 median household income. Median household income increased from 2000 to 2010 by 24.0 percent, 29.6 percent, 13.7 percent and

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Description of Primary Market Area (cont.)

19.2 percent to $51,506, $50,728, $52,972 and $50,046 in Madison County, St. Clair County, Illinois and the United States, respectively. All areas are also projected to show increases in their median household income levels from 2010 through 2019. Madison County is projected to experience a median household income increase of 10.9 percent to $57,130, while St. Clair County, Illinois and the United States are projected to increase by 4.5 percent, 21.1 percent and 22.9 percent, respectively, to $53,033, $64,135 and $61,485 median household income, respectively, from 2010 to 2019.

Exhibit 26 provides a summary of key housing data for Madison and St. Clair Counties, Illinois and the United States. In 2000, Madison County had a higher rate of owner-occupancy of 73.8 percent, higher than St. Clair County at 67.0 percent, Illinois at 67.3 percent and the United States at 66.2 percent. As a result, Madison County supported a lower rate of renter-occupied housing of 26.2 percent, compared to 33.0 percent in St. Clair County, 32.7 percent in Illinois and 33.8 percent in the United States. In 2010, owner-occupied housing decreased slightly in Madison County to 72.6 percent, decreased in St. Clair County to 66.5 percent, increased in Illinois to 67.5 percent and decreased in the United States to 65.4 percent. Conversely, the renter-occupied rates increased slightly Madison County to 27.4 percent and increased in St. Clair County to 33.5 percent. Renter-occupied rates decreased slightly in Illinois to 32.5 percent and increased slightly in the United States to 34.6 percent.

Madison County's 2000 median housing value was a lower $77,200, compared to St. Clair County at a similar $77,700, Illinois at $130,800 and the United States at $119,600. The 2000 median rent of Madison County was $490, which was again lower than St. Clair County’s median rent of $503, Illinois’ median rent of $605 and the United States’ median rent of $602. In 2010, median housing values had increased in Madison County to $128,100, in St. Clair County to $121,300, in Illinois to $198,500 and in the United States to $186,200. The 2010 median rent levels were $782, $802, $860 and $871 in Madison and St. Clair Counties, Illinois and the United States, respectively.

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Description of Primary Market Area (cont.)

In 2000, the major source of employment for Madison County by industry group, based on share of employment, was the services industry at 47.0 percent. The services industry was also responsible for the majority of employment in St. Clair County, Illinois and the United States with 50.8 percent of jobs in St. Clair County, 45.5 percent of jobs in Illinois and 46.7 percent in the United States (reference Exhibit 27). The manufacturing industry was the second major employer in Madison County and Illinois at 16.1 percent and 16.0 percent, respectively, but was the third largest employer in St. Clair County at 11.2 percent and the United States at 14.1 percent The wholesale/retail trade group was the third major overall employer in Madison County and Illinois at 14.9 percent and 14.8 percent, respectively, and the wholesale/retail trade group was the second major overall employer in St. Clair County with 14.8 percent of employment and in the United States with 15.3 percent of employment. The agriculture/mining group, construction group, transportation/ utilities, information and finance/insurance/real estate group combined to provide 22.0 percent of employment in Madison County, 23.2 percent of employment in St. Clair County, 23.7 percent of employment in Illinois and 23.9 percent in the United States.

In 2010, the services industry, wholesale/retail trade industry, and manufacturing industry provided the first, second and third highest levels of employment, respectively, for Madison and St. Counties and Illinois. The services industry accounted for 52.0 percent, 58.3 percent, 51.7 percent and 51.2 percent in Madison County, St. Clair County, Illinois and the United States, respectively. The wholesale/retail trade industry provided for 14.1 percent, 12.6 percent, 14.2 percent and 14.8 percent in Madison and St. Clair Counties, Illinois and the United States, respectively. The manufacturing group provided 12.9 percent, 8.5 percent, 12.7 percent, and 14.8 percent of employment in Madison and St. Clair Counties, Illinois and the United States, respectively.

30

Description of Primary Market Area (cont.)

Some of the largest employers in Madison County are:

Name of Company	Description	Number of Employees

Granite City Works Div. Of U.S. Steel	Flat Rolled Steel	3,000
American Steel Foundries	Railroad Side Frames	1,000
Gateway Regional Medical Center	Healthcare	917
Buske Line	Transportation & Warehousing	500
Kraft Foods/Capri Sun	Fruit Drinks	400
GENCO Distribution Systems	Distribution/Logistics/ Warehousing	240
Riechmann Transport	Transportation	200

Some of the largest employers in St. Clair County are:

Name of Company	Description	Number of Employees

Scott Air Force Base	Military	14,000
Memorial Hospital	Health Care	2,400
St. Elizabeth Hospital	Health Care	1,300
Southwestern Illinois College	Education	1,200
Jet Aviation (General Dynamics)	Aircraft repair/modifications	900
St. Clair County	County Government	834
East St. Louis School District 189	Education	800
Southern IL Healthcare Fdn.	Health Care	631
Casino Queen	Leisure/Hospitality	600
Belleville School District 118	Education	575
Cahokia School District 187	Education	565
Allsup	Disability Claims Services	510
Belleville School District 201	Education	500
O’Fallon School District 90	Education	466
City of Belleville	City Government	440
Metro East Industries	Railcar & Locomotive Repair	400
Union Pacific Railroad	Railroad	390
Alton & Southern Railway	Railroad	350
Regions Bank	Financial Services	300

The unemployment rate is another key economic indicator. Exhibit 28 shows the unemployment rates in Madison and St. Clair Counties, Illinois and the United States in 2011 through November of 2015. Madison County has been characterized by lower unemployment rates compared to Illinois, until 2014, when its unemployment rate equaled Illinois’

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Description of Primary Market Area (cont.)

unemployment rate, then through November of 2015, Madison County’s unemployment rate became higher than both state and national rates. St. Clair County’s unemployment rates have consistently been higher than Madison County’s, Illinois’ and those of the United States. In 2011, Madison County had an unemployment rate of 8.9 percent, compared to unemployment rates of 9.8 percent in St. Clair County, 9.7 percent in Illinois and 8.9 percent in the United States. Madison County's unemployment rate decreased slightly in 2012, as did those of St. Clair County, Illinois and the United States to 8.8 percent, 9.6 percent, 9.0 percent and 8.1 percent, respectively. In 2013, Madison County’s rate of unemployment increased slightly to 8.9 percent as did St. Clair County’s to 9.9 percent, while Illinois’ unemployment rate increased to 9.1 percent, and the unemployment rate in the United States decreased to 7.4 percent. In 2014, Madison County’s rate of unemployment decreased to 7.1 percent compared to a decrease to 7.9 percent in St. Clair County, to 7.1 percent in Illinois and to 6.2 percent in the United States. Through November of 2015, unemployment rates were again lower at 6.7 percent, 7.2 percent, 5.8 percent, and 4.8 percent in Madison and St. Clair Counties, Illinois and the United States, respectively.

Exhibit 29 provides deposit data for banks and thrifts in Madison County, the only county in which Home Federal had branches. Home Federal’s deposit base in Madison County was approximately $75.8 million or a 39.3 percent share of the $192.7 million total thrift deposits and a 1.6 percent share of the total deposits, which were approximately $4.7 billion as of June 30, 2015. The market area is dominated by banks, with bank deposits accounting for approximately 95.9 percent of deposits at June 30, 2015.

Exhibit 30 provides interest rate data for each quarter for the years 2010 through 2015. The interest rates tracked are the Prime Rate, as well as 90-Day, One-Year and Thirty-Year Treasury Bills. Short term interest rates experienced a declining trend in 2010 and 2011, a slightly rising trend in 2012, and stable in 2013, with Thirty-Year Treasury rate rising in 2013, decreasing in 2014 and then rising in the fourth quarter of 2015.

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SUMMARY

In summary, population increased by 4.0 percent in Madison County from 2000 to 2010, and the number of households also increased. The 2010 per capita income and median household income levels in Madison County were below state and national levels. Also, Madison County’s unemployment rates have been higher than national rates but lower than state rates until 2014 and are now higher than the state rate. According to the 2010 Census, median housing values were $125,100, $198,500, and $186,200 for Madison County, Illinois and the United States, respectively.

The Corporation held deposits of approximately 39.3 percent of all thrift deposits in the market area as of June 30, 2015, which represented only a 1.6 percent share of the total deposit base of $4.7 billion.

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III.	COMPARABLE GROUP SELECTION

Introduction

Integral to the valuation of the Corporation is the selection of an appropriate group of publicly traded thrift institutions, hereinafter referred to as the "comparable group". This section identifies the comparable group and describes each parameter used in the selection of each institution in the group, resulting in a comparable group based on such specific and detailed parameters, current financials and recent trading prices. The various characteristics of the selected comparable group provide the primary basis for making the necessary adjustments to the Corporation's pro forma value relative to the comparable group. There is also a recognition and consideration of financial comparisons with all publicly traded, FDIC-insured thrifts in the United States and all publicly traded, FDIC-insured thrifts in the Midwest region and in Illinois.

Exhibits 31 and 32 present Share Data and Pricing Ratios and Key Financial Data and Ratios, respectively, both individually and in aggregate, for the universe of 166 publicly traded, FDIC-insured thrifts in the United States ("all thrifts"), excluding mutual holding companies, used in the selection of the comparable group and other financial comparisons. Exhibits 31 and 32 also subclassify all thrifts by region, including the 53 publicly traded Midwest thrifts ("Midwest thrifts") and the 14 publicly traded thrifts in Illinois ("Illinois thrifts"), and by trading exchange. Exhibit 31 presents prices, pricing ratios and price trends for all publicly traded FDIC-insured thrifts.

The selection of the comparable group was based on the establishment of both general and specific parameters using financial, operating and asset quality characteristics of the Corporation as determinants for defining those parameters. The determination of parameters was also based on the uniqueness of each parameter as a normal indicator of a thrift institution's operating philosophy and perspective. The parameters established and defined are considered to be both reasonable and reflective of the Corporation’s basic operation.

34

Introduction (cont.)

The general parameter requirements for the selection of the peer group candidates included a maximum asset size limit of $800 million, a trading exchange requirement that each candidate be traded on one of the two major stock exchanges, the New York Stock Exchange or the NASDAQ, a geographic parameter that eliminates potential candidates located in the Southwest and West, a merger and acquisition parameter that eliminates any potential candidate that is involved in a merger and acquisition transaction, and a recent conversion parameter that eliminates any institution that has not been converted from mutual to stock for at least four quarters or prior to December 31, 2015. Due to the general parameter requirement related to trading on NASDAQ or the New York Stock Exchange, the size of the peer group institutions results in larger institutions.

Inasmuch as the comparable group must consist of at least ten institutions, the parameters relating to asset size and geographic location have been expanded as necessary in order to fulfill this requirement.

Due to lack of comparability, there are no mutual holding companies included as potential comparable group candidates.

GENERAL PARAMETERS

Merger/Acquisition

The comparable group will not include any institution that is in the process of a merger or acquisition as the seller at December 31, 2015, due to the price impact of such a pending transaction. There were no thrift institutions that were potential comparable group candidates but had to be eliminated due to their involvement in a merger/acquisition.

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Merger/Acquisition (cont.)

There are no pending merger/acquisition transactions involving thrift institutions that were potential comparable group candidates in the Corporation’s city, county or market area as indicated in Exhibit 34.

Trading Exchange

It is necessary that each institution in the comparable group be listed on one of the two major stock exchanges, the New York Stock Exchange or the National Association of Securities Dealers Automated Quotation System (NASDAQ). Such a listing indicates that an institution’s stock has demonstrated trading activity and is responsive to normal market conditions, which are requirements for listing. Of the 166 publicly traded, FDIC-insured savings institutions, excluding mutual holding companies, 8 are traded on the New York Stock Exchange and 102 are traded on NASDAQ. There were an additional 21 traded over the counter and 35 institutions are listed in the Pink Sheets, but they were not considered for the comparable group selection.

IPO Date

Another general parameter for the selection of the comparable group is the initial public offering ("IPO") date, which must be at least four quarterly periods prior to December 31, 2015, in order to insure at least four consecutive quarters of reported data as a publicly traded institution. The resulting parameter is a required IPO date prior to December 31, 2014.

Geographic Location

The geographic location of an institution is a key parameter due to the impact of various economic and thrift industry conditions on the performance and trading prices of thrift institution

36

Geographic Location (cont.)

stocks. Although geographic location and asset size are the two parameters that have been developed incrementally to fulfill the comparable group requirements, the geographic location parameter has nevertheless eliminated regions of the United States distant to the Corporation, including the Southwest and West regions.

The geographic location parameter consists of the Midwest, North Central, Southeast and Northeast regions for a total of fifteen states. To extend the geographic parameter beyond those states could result in the selection of similar thrift institutions with regard to financial conditions and operating characteristics, but with different pricing ratios due to their geographic regions. The result could then be an unrepresentative comparable group with regard to price relative to the parameters and, therefore, an inaccurate value.

Asset Size

Asset size was another key parameter used in the selection of the comparable group. The total asset size for any potential comparable group institution was $800 million or less, due to the general similarity of asset mix and operating strategies of institutions within this asset range, compared to the Corporation, with assets of approximately $99 million. Such an asset size parameter was necessary to obtain an appropriate comparable group of at least ten institutions.

In connection with asset size, we did not consider the number of offices or branches in selecting or eliminating candidates, since that characteristic is directly related to operating expenses, which are recognized as an operating performance parameter.

37

SUMMARY

Exhibits 35 and 36 show the 37 institutions considered as comparable group candidates after applying the general parameters, with the outlined institutions being those ultimately selected for the comparable group using the balance sheet, performance and asset quality parameters established in this section.

38

BALANCE SHEET PARAMETERS

Introduction

The balance sheet parameters focused on seven balance sheet ratios as determinants for selecting a comparable group, as presented in Exhibit 35. The balance sheet ratios consist of the following:

1.    Cash and investments to assets

2.    Mortgage-backed securities to assets

3.    One- to four-family loans to assets

4.    Total net loans to assets

5.    Total net loans and mortgage-backed securities to assets

6.    Borrowed funds to assets

7.    Equity to assets

The parameters enable the identification and elimination of thrift institutions that are distinctly and functionally different from the Corporation with regard to asset mix. The balance sheet parameters also distinguish institutions with a significantly different capital position from the Corporation. The ratio of deposits to assets was not used as a parameter as it is directly related to and affected by an institution's equity and borrowed funds ratios, which are separate parameters.

Cash and Investments to Assets

The Association’s ratio of cash and investments to assets, excluding mortgage-backed securities, was 10.2 percent at December 31, 2015, and reflects the Association’s share of cash and investments lower than the national and state averages of 14.3 percent and 22.2 percent, respectively. The Association's investments have consisted of interest-bearing deposits and federal agency securities.

39

Asset Size (cont.)

For its three most recent fiscal years ended December 31, 2015, the Association’s average ratio of cash and investments to assets was a lower 8.50 percent, ranging from a low of 3.47 percent in 2013 to high of 11.92 percent in 2014.

The parameter range for cash and investments is has been defined as 35.0 percent or less of assets, with a midpoint of 17.5 percent.

Mortgage-Backed Securities to Assets

At December 31, 2015, the Association’s ratio of mortgage-backed securities to assets was 10.4 percent, modestly higher than the national average of 8.3 percent and the regional average of 8.4 percent for publicly traded thrifts. The Association’s three most recent fiscal year average is a higher 15.1 percent, also higher than industry averages.

Inasmuch as many institutions purchase mortgage-backed securities as an alternative to both lending, relative to cyclical loan demand and prevailing interest rates, and other investment vehicles, this parameter is also fairly broad at 35.0 percent or less of assets and a midpoint of 17.5 percent.

One- to Four-Family Loans to Assets

The Association’s lending activity is focused on the origination of residential mortgage loans secured by one- to four-family dwellings. One- to four-family loans, excluding construction loans and including home equity loans, represented 59.9 percent of the Association's assets at December 31, 2015, which is lower than its ratio of 64.8 percent at December 31, 2014,

40

One- to Four-Family Loans to Assets (cont.)

and lower than its ratio of 64.7 percent at December 31, 2013. The parameter for this characteristic is 70.00 percent of assets or less in one- to four-family loans with a midpoint of 35.00 percent.

Total Net Loans to Assets

At December 31, 2015, the Association had a 75.3 percent ratio of total net loans to assets and a lower three fiscal year average of 72.2 percent, compared to the national average of 70.1 percent and the regional average of 67.8 percent for publicly traded thrifts. The Association's ratio of total net loans to assets changed from 68.6 percent of total assets at December 31, 2013, to 72.6 percent at December 31, 2014, to 75.3 percent at December 31, 2015.

The parameter for the selection of the comparable group is from 40.0 percent to 90.0 percent with a midpoint of 65.0 percent. The lower end of the parameter range relates to the fact that, as the referenced national and regional averages indicate, many institutions hold greater volumes of investment securities and/or mortgage-backed securities as cyclical alternatives to lending, but may otherwise be similar to the Association.

Total Net Loans and Mortgage-Backed Securities to Assets

As discussed previously, the Association’s shares of mortgage-backed securities to assets and total net loans to assets were 10.4 percent and 75.3 percent, respectively, for a combined share of 85.7 percent. Recognizing the industry and regional ratios of 78.4 percent and 76.2 percent, respectively, the parameter range for the comparable group in this category is 60.0 percent to 90.0 percent, with a midpoint of 75.0 percent.

41

Borrowed Funds to Assets

The Association had borrowed funds of $9.0 million or 9.12 percent of assets at December 31, 2015, which is slightly higher than current industry average of 8.26 percent.

The use of borrowed funds by some institutions indicates an alternative to retail deposits and may provide a source of longer term funds. The federal insurance premium on deposits has also increased the attractiveness of borrowed funds. The institutional demand for borrowed funds has decreased in recent years, due to much lower rates paid on deposits. Additionally, many thrifts are not aggressively seeking deposits, since quality lending opportunities have diminished in the current economic environment.

The parameter range of borrowed funds to assets is 20.0 percent or less with a midpoint of 10.0 percent.

Equity to Assets

The Association’s equity to assets ratio was 7.0 percent at December 31, 2015, 8.4 percent at December 31, 2014, and 9.8 percent at December 31, 2013, averaging 8.4 percent for the three fiscal years ended December 31, 2015. The Association’s equity decreased in three of the past four fiscal periods from December 31, 2012, to December 31, 2015. After conversion, based on the midpoint value of $6.5 million, with 86.3 percent of the net proceeds of the public offering going to the Association, its equity is projected to increase to 10.46 percent of assets, with the Corporation’s equity at 10.87 percent of assets.

Based on those equity ratios, we have defined the equity ratio parameter to be 6.0 percent to 20.0 percent with a midpoint ratio of 13.0 percent.

42

PERFORMANCE PARAMETERS

Introduction

Exhibit 36 presents five parameters identified as key indicators of the Association’s earnings performance and the basis for such performance both historically and during the year ended December 31, 2015. The primary performance indicator is the Association's core return on average assets (ROAA). The second performance indicator is the Association's core return on average equity (ROAE). To measure the Association's ability to generate net interest income, we have used net interest margin. The supplemental source of income for the Association is noninterest income, and the parameter used to measure this factor is the ratio of noninterest income to average assets. The final performance indicator is the Association's ratio of operating expenses or noninterest expenses to average assets, a key factor in distinguishing different types of operations, particularly institutions that are aggressive in secondary market activities, which often results in much higher operating costs and overhead ratios.

Return on Average Assets

The key performance parameter is core ROAA. For the year ended December 31, 2015, the Association’s core ROAA was (0.58) percent based on a core loss after taxes of $549,000, as detailed in Item I of this Report. The net ROAA for the year ended December 31, 2015, was (0.74) percent. The Association's ROAA in its prior two fiscal years of 2013 to 2014, was 0.0.6 percent and (0.07) percent, respectively, with a three fiscal year average ROAA of (0.25) percent.

Considering the historical and current earnings performance of the Association, as well as the industry, the range for the ROAA parameter based on core income has been defined as 1.50 percent or less with a midpoint of 0.75 percent.

43

Return on Average Equity

The ROAE has been used as a secondary parameter to eliminate any institutions with an unusually high or low ROAE that is inconsistent with the Association's position. This parameter does not provide as much meaning for a newly converted thrift institution as it does for established stock institutions, due to the unseasoned nature of the capital structure of the newly converted thrift and the inability to accurately reflect a mature ROAE for the newly converted thrift relative to other stock institutions.

The Association’s core ROAE for the year ended December 31, 2015, was (7.58) percent based on its core loss. In its most recent three fiscal years, the Association's average ROAE was (3.20) percent, from a low of (9.56) percent in 2015 to a high of 0.64 percent in 2013.

The parameter range for ROAE for the comparable group, based on core income, is 10.00 percent or less with a midpoint of 5.00 percent.

Net Interest Margin

The Association had a net interest margin of 2.42 percent for the year ended December 31, 2015, representing net interest income as a percentage of average interest-earning assets. The Association's net interest margin levels in its two prior fiscal years of 2013 and 2014 were 3.05 percent and 2.58 percent, respectively, averaging 2.68 percent.

The parameter range for the selection of the comparable group is from a low of 2.00 percent to a high of 5.25 percent with a midpoint of 3.63 percent.

44

Operating Expenses to Assets

For the year ended December 31, 2015, the Association had a 2.87 percent ratio of operating expense to average assets. In its two prior fiscal years of 2013 to 2014, the Association’s expense ratio averaged 2.84 percent, from a low of 2.57 percent in fiscal year 2013 to a high of 3.09 percent in fiscal year 2014.

The operating expense to assets parameter for the selection of the comparable group is from a low of 2.00 percent to a high of 5.25 percent with a midpoint of 3.63 percent.

Noninterest Income to Assets

Compared to publicly traded thrifts, the Association has experienced an average level of noninterest income as a source of additional income. The Association’s ratio of noninterest income to average assets was 0.10 percent for the year ended December 31, 2015. For its prior two fiscal years ended December 31, 2013, and 2014, the Association’s ratio of noninterest income to average assets was 0.24 percent and 0.68 percent, respectively, for a three-year average of 0.34 percent.

The range for this parameter for the selection of the comparable group is 1.30 percent of average assets or less, with a midpoint of 0.65 percent.

ASSET QUALITY PARAMETERS

Introduction

The final set of financial parameters used in the selection of the comparable group are asset quality parameters, also shown in Exhibit 36. The purpose of these parameters is to insure

45

Introduction (cont.)

that any thrift institution in the comparable group has an asset quality position similar to that of the Association. The three defined asset quality parameters are the ratios of nonperforming assets to total assets, repossessed assets to total assets and loan loss reserves to total assets at the end of the most recent period.

Nonperforming Assets to Total Assets

The Association’s ratio of nonperforming assets to assets was 0.68 percent at December 31, 2015, which was lower than the national average of 1.17 percent for publicly traded thrifts and the average of 1.30 percent for Midwest thrifts. The Association’s ratio of nonperforming assets to total assets averaged 1.35 for its most recent three fiscal years ended December 31, 2015, from a high of 1.83 percent at December 31, 2013, to a low of 0.68 percent at December 31, 2015.

The comparable group parameter for nonperforming assets is 5.00 percent or less of total assets, with a midpoint of 2.50 percent.

Repossessed Assets to Assets

The Association had repossessed assets of $667,000 at December 31, 2015, representing a ratio to total assets of 0.68 percent, following ratios of repossessed assets to total assets of 0.16 percent and 0.40 percent at December 31, 2014, and December 31, 2013, respectively. National and regional averages were 0.29 percent and 0.35 percent, respectively, for publicly traded thrift institutions.

The range for the repossessed assets to total assets parameter is 1.30 percent of assets or less with a midpoint of 0.65 percent.

46

Loans Loss Reserves to Assets

The Association had an allowance for loan losses of $1,415,000, representing a loan loss allowance to total assets ratio of 1.27 percent at December 31, 2015, which was higher than its 1.18 percent ratio at December 31, 2014, and lower than its 1.48 percent ratio at December 31, 2013.

The loan loss allowance to assets parameter range used for the selection of the comparable group required a minimum ratio of 0.20 percent of assets.

THE COMPARABLE GROUP

With the application of the parameters previously identified and applied, the final comparable group represents ten institutions identified in Exhibits 37, 38 and 39. The comparable group institutions range in size from $306.2 million to $773.9 million with an average asset size of $459.9 million and have an average of 9.0 offices per institution. Two of the comparable group institutions are in Michigan, with two also in Ohio and Maryland, and one each in Kentucky, New York, Illinois and Minnesota, and all ten are traded on NASDAQ.

The comparable group institutions as a unit have a ratio of equity to assets of 12.4 percent, which is 1.5 percent higher than all publicly traded thrift institutions in the United States; and for the most recent four quarters indicated a core return on average assets of 0.75 percent, similar to all publicly traded thrifts at 0.71 percent and higher than the publicly traded Illinois thrifts at 0.51 percent.

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IV.	ANALYSIS OF FINANCIAL PERFORMANCE

This section reviews and compares the financial performance of the Association to all publicly traded thrifts, to publicly traded thrifts in the Midwest region and to Illinois thrifts, as well as to the ten institutions constituting the Association’s comparable group, as selected and described in the previous section. The comparative analysis focuses on financial condition, earning performance and pertinent ratios as presented in Exhibits 40 through 45.

As presented in Exhibits 40 and 41, at December 31, 2015, the Association’s total equity of 6.96 percent of assets was lower than the comparable group at 12.43 percent, all thrifts at 12.25 percent, Midwest thrifts at 12.03 percent and Illinois thrifts at 11.17 percent. The Association had a 75.31 percent share of net loans in its asset mix, slightly higher than the comparable group at 73.18 percent, all thrifts at 70.10 percent and Midwest thrifts at 67.82 percent and higher than Illinois thrifts at 63.37 percent. The Association’s share of net loans, higher than industry averages, is primarily the result of its lower 10.23 percent share of cash and investments with a higher 10.37 percent share of mortgage-backed securities. The comparable group had a higher 13.40 percent share of cash and investments and a lower 7.03 percent share of mortgage-backed securities. All thrifts had an 8.26 percent of assets in mortgage-backed securities and 14.31 percent in cash and investments. The Association’s 81.10 percent share of deposits was higher than the comparable group, all thrifts, Midwest thrifts but lower than Illinois thrifts, reflecting the Association's higher share of borrowed funds of 9.12 percent and lower share of equity of 6.96 percent. As ratios to assets, the comparable group had deposits of 79.08 percent and borrowings of 7.94 percent. All thrifts averaged a 76.34 percent share of deposits and 10.16 percent of borrowed funds, while Midwest thrifts had a 78.11 percent share of deposits and an 8.98 percent share of borrowed funds. Illinois thrifts averaged a 83.44 percent share of deposits and a 4.71 percent share of borrowed funds. The Association had no goodwill and intangible assets, compared to 0.64 percent for the comparable group, 0.58 percent for all thrifts, 0.53 percent for Midwest thrifts and 0.30 percent for Illinois thrifts.

48

Analysis of Financial Performance (cont.)

Operating performance indicators are summarized in Exhibits 42, 43 and 44 and provide a synopsis of key sources of income and key expense items for the Association in comparison to the comparable group, all thrifts, and regional thrifts for the trailing four quarters.

As shown in Exhibit 44, for the year ended December 31, 2015, the Association had a lower yield on average interest-earning assets relative to the comparable group, all thrifts and Midwest thrifts and similar to Illinois thrifts. The Association's yield on interest-earning assets was 3.73 percent compared to the comparable group at 4.23 percent, all thrifts at 3.88 percent, Midwest thrifts at 3.79 percent and similar to Illinois thrifts at 3.74 percent.

The Association's cost of funds for the year ended December 31, 2015, was higher than the comparable group, Midwest thrifts and Illinois thrifts and lower than all thrifts. The Association had an average cost of interest-bearing liabilities of 1.47 percent compared to 0.81 percent for the comparable group, 0.84 percent for all thrifts, 0.69 percent for Midwest thrifts and 0.53 percent for Illinois thrifts. The Association's yield on interest-earning assets and interest cost of funds resulted in a net interest spread of 2.26 percent, which was lower than the comparable group at 3.42 percent, all thrifts at 3.04 percent, Midwest thrifts at 3.10 percent and Illinois thrifts at 3.21 percent. The Association generated a net interest margin of 2.42 percent for the year ended December 31, 2015, based on its ratio of net interest income to average interest-earning assets, which was lower than the comparable group ratio of 3.58 percent. All thrifts averaged a higher 3.17 percent net interest margin for the trailing four quarters, as did Midwest thrifts at 3.23 percent; and Illinois thrifts averaged a higher 3.31 percent.

The Association’s major source of earnings is interest income, as indicated by the operations ratios presented in Exhibit 43. The Association had $268,000 in provision for loan losses during the year ended December 31, 2015, representing 0.28 percent of average assets. The average provision for loan losses for the comparable group was 0.09 percent, with all thrifts at 0.05 percent, Midwest thrifts at 0.05 percent and Illinois thrifts at 0.05 percent.

49

Analysis of Financial Performance (cont.)

The Association's total noninterest income was $96,000 or 0.10 percent of average assets for the year ended December 31, 2015. Such a ratio of noninterest income to average assets was lower than the comparable group at 0.76 percent, and lower than all thrifts at 0.99 percent, Midwest thrifts at 1.35 percent and lower than Illinois thrifts at 0.83 percent. For the year ended December 31, 2015, the Association’s operating expense ratio was 2.87 percent of average assets, lower than the comparable group at 3.12 percent, all thrifts at 3.17 percent and Midwest thrifts at 3.46 percent, and Illinois thrifts at 3.19 percent.

The overall impact of the Association’s income and expense ratios is reflected in its net income and return on assets. For the year ended December 31, 2015, the Association had a net ROAA of (0.74) and core ROAA of (0.58) percent. For its most recent four quarters, the comparable group had a higher net ROAA of 0.75 percent and a core ROAA of 0.75 percent. All publicly traded thrifts averaged a higher net ROAA of 0.72 percent and 0.71 percent core ROAA, with Midwest thrifts a 0.74 percent net ROAA and a 0.73 percent core ROAA. The twelve month net and core ROAA for the 14 Illinois thrifts was 0.56 percent and 0.51 percent, respectively.

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V.	MARKET VALUE ADJUSTMENTS

This is a conclusive section where adjustments are made to determine the pro forma market value or appraised value of the Corporation based on a comparison of Home Federal with the comparable group. These adjustments will take into consideration such key items as earnings performance, primary market area, financial condition, asset and deposit growth, dividend payments, subscription interest, liquidity of the stock to be issued, management, and market conditions or marketing of the issue. It must be noted that all of the institutions in the comparable group have their differences among themselves and relative to the Association, and, as a result, such adjustments become necessary.

EARNINGS PERFORMANCE

In analyzing earnings performance, consideration was given to net interest income, the amount and volatility of interest income and interest expense relative to changes in market area conditions and to changes in overall interest rates, the quality of assets as it relates to the presence of problem assets which may result in adjustments to earnings due to provisions for loan losses, the balance of current and historical nonperforming assets and real estate owned, the balance of valuation allowances to support any problem assets or nonperforming assets, the amount and volatility of noninterest income, and the amount and ratio of noninterest expenses. The earnings performance analysis was based on the Association’s respective net and core earnings for the year ended December 31, 2015, with comparisons to the core earnings of the comparable group, all thrifts and other geographical subdivisions.

As discussed earlier, the Association has experienced decreases in its assets, loans and deposits in three of the past four fiscal years with increases experienced for each category in 2015. The Association has experienced losses in four of the past five fiscal years and has focused on reducing its balance of nonperforming assets; monitoring and strengthening its ratio of interest sensitive assets relative to interest sensitive liabilities, thereby maintaining its overall interest rate risk; and maintaining adequate allowances for loan losses to reduce the impact of

51

Earnings Performance (cont.)

any charge-offs. Historically, the Association has closely monitored its yields and costs, resulting in a net interest margin, which has been historically lower than industry averages due to its lower yield on earning assets and higher cost of funds, due to its higher cost of borrowed funds, with the trend experiencing a decrease over the past two years, and its 2.42 percent net interest margin for the year ended December 31, 2015, was lower than the industry average of 3.17 percent and lower than the comparable group average of 3.58 percent. During its past two fiscal years, Home Federal’s ratio of interest expense to interest-bearing liabilities has decreased modestly from 1.55 percent in fiscal year 2013 to 1.43 percent in 2014. The Association’s ratio then decreased to 1.25 percent for the year ended December 31, 2015, which was higher than the average of 0.61 percent for the comparable group and higher than the average of 0.57 percent for all thrifts. Following the conversion, the Association will continue to control its operating expenses, strive to increase its net interest margin, strive to increase its noninterest income, gradually increase its net income, increase its return on assets, continue to control its balance of nonperforming and classified assets, and closely monitor its interest rate risk.

The Association has experienced a strong increase in origination activity from fiscal year 2014 to 2015. Total loan originations in fiscal year 2014 were $9.3 million with a net loan change of an increase of $954,000. Gross loan originations were a much higher $19.5 million in fiscal year 2015, with no loan purchases. This higher level of originations resulted in a net increase in loans of $8.0 million in 2015, noticeably higher than the $954,000 increase in 2014.

From December 31, 2014, to December 31, 2015, commercial real estate loans, construction loans, commercial business loans, multi-family loans and consumer loans experienced increases, while one- to four-family loans experienced a decrease in its balance. Commercial real estate loans indicated a dollar increase of $9.0 million or 154.0 percent, rising from $5.9 million to $14.9 million from December 31, 2014, to December 31, 2015. One- to four-family loans decreased by $1.5 million or 2.5 percent, from December 31, 2014, to December 31, 2015. Commercial business loans increased by $199,000 or 38.7 percent from

52

Earnings Performance (cont.)

December 31, 2014, to December 31, 2015. Other individual changes were construction loans, which increased $54,000 or 1.8 percent, and consumer loans, which increased $242,000 or 63.5 percent. Overall, the Association’s lending activities resulted in a total loan increase of $8.9 million or 13.6 percent and a net loan increase of $8.0 million or 11.8 percent from December 31, 2014, to December 31, 2015.

The impact of Home Federal’s primary lending efforts has been to generate a yield on average interest-earning assets of 3.73 percent for the year ended December 31, 2015, compared to a higher 4.23 percent for the comparable group, 3.88 percent for all thrifts and 3.79 percent for Midwest thrifts. The Association’s ratio of interest income to average assets was 3.56 percent for the year ended December 31, 2015, lower than the comparable group at 3.97 percent, all thrifts at 3.75 percent and Midwest thrifts at 3.65 percent, reflecting the Association's previously lower share of loans.

Home Federal’s 1.25 percent cost of interest-bearing liabilities for the year ended December 31, 2015, was higher than the comparable group at 0.61 percent, higher than all thrifts at 0.57 percent and higher than Midwest thrifts at 0.53 percent and Illinois thrifts at 0.47 percent. The Association's resulting net interest spread of 3.21 percent for the year ended December 31, 2015, was lower the comparable group at 3.42 percent and lower than all thrifts at 3.04 percent, Midwest thrifts at 3.10 percent and Illinois thrifts at 3.21 percent. The Association's net interest margin of 2.42 percent, based on average interest-earning assets for the year ended December 31, 2015, was lower than the comparable group at 3.17 percent, lower than all thrifts at 3.17 percent, Midwest thrifts at 3.23 percent and Illinois thrifts at 3.31 percent.

The Association's ratio of noninterest income to average assets was 0.10 percent for the year ended December 31, 2015, which was lower than the comparable group at 0.76 percent, lower than all thrifts at 0.87 percent and Midwest thrifts at 0.98 percent.

53

Earnings Performance (cont.)

The Association's operating expenses were lower than the comparable group, all thrifts, Midwest thrifts and Illinois thrifts. For the year ended December 31, 2015, Home Federal had an operating expenses to assets ratio of 2.87 percent compared to 3.12 percent for the comparable group, 3.06 percent for all thrifts, 3.11 percent for Midwest thrifts and 3.19 percent for Illinois thrifts.

For the year ended December 31, 2015, Home Federal generated a lower ratio of noninterest income, a lower ratio of noninterest expenses and a lower net interest margin relative to its comparable group. The Association had a 0.28 percent provision for loan losses during the year ended December 31, 2015, compared to the comparable group at 0.09 percent of assets, all thrifts at 0.05 percent and Midwest thrifts at 0.05 percent. The Association’s allowance for loan losses to total loans of 1.65 percent was higher than the comparable group and higher than all thrifts. The Association’s 187.0 percent ratio of reserves to nonperforming assets was also higher than the comparable group at 90.3 percent and higher than all thrifts at 108.7 percent.

As a result of its operations, the Association's net and core income for the year ended December 31, 2015, were lower than the comparable group. Based on net earnings, the Association had a return on average assets of (0.74) percent for the year ended December 31, 2015, and a return on average assets of (1.33) percent and 0.60 percent in fiscal years 2014 and 2013, respectively. The Association’s core return on average assets was (0.58) percent for the year ended December 31, 2015, as detailed in Exhibit 7. For their most recent four quarters, the comparable group had a higher net ROAA of 0.75 percent and a higher core ROAA of 0.75 percent, while all thrifts indicated a higher net ROAA and higher core ROAA of 0.72 percent and 0.71 percent, respectively. Midwest thrifts indicated a net ROAA of 0.74 percent and a core ROAA of 0.73 percent.

Following its conversion, Home Federal’s earnings will continue to be dependent on a combination of the overall trends in interest rates, the consistency, reliability and variation of its net interest income, noninterest income, overhead expenses and its asset quality and its future

54

Earnings Performance (cont.)

needs for provisions for loan losses. Earnings are projected to represent a more favorable 0.09 percent by 2017, with negative earnings in 2016, impacted by the elimination of the defined benefit plan. The Association’s ratio of noninterest income to average assets decreased from fiscal 2014 to 2015. The decrease in noninterest income in fiscal 2015 was due to the Association’s gains in 2014. Overhead expenses indicated a modest decrease overall during the past two fiscal years.

In recognition of the foregoing earnings related factors, considering Home Federal’s historical and current performance measures, as well as Business Plan projections, a downward adjustment has been made to the Corporation’s pro forma market value for earnings performance.

55

MARKET AREA

In summary, population increased by 4.0 percent in Madison County from 2000 to 2010, and the number of households also increased. The 2010 per capita income and median household income levels in Madison County were below state and national levels. Also, Madison County’s unemployment rates have been higher than national rates but lower than state rates until 2014 and are now higher than the state rate. According to the 2010 Census, median housing values were $125,100, $198,500, and $186,200 for Madison County, Illinois and the United States, respectively.

The Corporation held deposits of approximately 39.3 percent of all thrift deposits in the market area as of June 30, 2015, which represented only a 1.6 percent share of the total deposit base of $4.7 billion.

In recognition of the foregoing factors, we believe that a downward adjustment is warranted for the Association’s market area.

56

FINANCIAL CONDITION

The financial condition of Home Federal is discussed in Section I and shown in Exhibits 1, 2, 5, and 12 through 22, and is compared to the comparable group in Exhibits 39, 40, and 41. The Association's ratio of total equity to total assets was 6.96 percent at December 31, 2015, which was moderately lower than the comparable group at 12.43 percent, all thrifts at 12.25 percent and Midwest thrifts at 12.03 percent. Based on the conversion completed at the midpoint of the valuation range, the Corporation's pro forma equity to assets ratio will increase to 10.87 percent and the Association's pro forma equity to assets ratio will increase to 9.18 percent, recognizing the cost of the elimination of the defined benefit plan.

The Association's mix of assets and liabilities indicates both similarities to and variations from its comparable group. Home Federal had a higher 75.3 percent ratio of net loans to total assets at December 31, 2015, compared to the comparable group at 73.2 percent. All thrifts indicated a lower 70.1 percent, as did Midwest thrifts at 67.8 percent. The Association's 10.2 percent share of cash and investments was lower than the comparable group at 13.4 percent, while all thrifts were at 14.3 percent and Midwest thrifts were at 16.0 percent. Home Federal’s 10.4 percent of mortgage-backed securities was moderately higher than the comparable group at 7.0 percent and higher than all thrifts at 8.3 percent and Midwest thrifts at 8.4 percent.

The Association's 81.1 percent ratio of deposits to total assets was higher than the comparable group at 79.1 percent, higher than all thrifts at 76.3 percent and higher than Midwest thrifts at 78.1 percent. Home Federal’s higher ratio of deposits was due to its lower share of equity. Home Federal had a lower equity to asset ratio of 7.0 percent, compared to the comparable group at 12.4 percent of total assets, with all thrifts at 12.3 percent and Midwest thrifts at 12.0 percent. Home Federal had a higher share of borrowed funds to assets of 9.12 percent at December 31, 2015, modestly above the comparable group at 7.94 percent and lower than all thrifts at 10.16 percent and higher than Midwest thrifts at 8.98 percent. In fiscal year 2015, total deposits increased by $8.9 million or 12.6 percent and increased from $71.1 million to $80.0 million. During fiscal year 2014, Home Federal’s deposits decreased by $3.4 million or 4.6 percent from $74.5 million to $71.1 million.

57

Financial Condition (cont.)

Home Federal had no assets in combined goodwill and intangible assets and had a higher share of repossessed real estate at December 31, 2015. The Association had repossessed real estate of $667,000 or 0.68 percent of assets at December 31, 2015. This compares to ratios of 0.64 percent for goodwill and intangible assets and 0.28 percent for real estate owned, for the comparable group. All thrifts had a goodwill and intangible assets ratio of 0.58 percent and a real estate owned ratio of 0.29 percent.

The financial condition of Home Federal is impacted by its lower than average balance of nonperforming assets of $668,000 or 0.68 percent of total assets at December 31, 2015, compared to a lower 1.38 percent for the comparable group, 1.17 percent for all thrifts, 1.30 percent for Midwest thrifts and a higher 1.54 percent for Illinois thrifts. The Association's ratio of nonperforming assets to total assets was 1.83 percent at December 31, 2013, and 1.55 percent at December 31, 2014.

At December 31, 2015, Home Federal had $1,249,000 of allowances for loan losses, which represented 1.27 percent of assets and 1.65 percent of total loans. The comparable group indicated lower allowance ratios, relative to assets and loans, equal to 1.09 percent of assets and 1.39 percent of total loans, while all thrifts had allowances relative to assets and loans that averaged a lower 0.86 percent of assets and a lower 1.20 percent of total loans. Also of major importance is an institution's ratio of allowances for loan losses to nonperforming assets, since a portion of nonperforming assets might eventually be charged off. Home Federal’s $1,249,000 of allowances for loan losses, represented a higher 186.98 percent of nonperforming assets at December 31, 2015, compared to the comparable group's 90.3 percent, with all thrifts at 108.7 percent, Midwest thrifts at a higher 98.9 percent and Illinois thrifts at a lower 78.3 percent. Home Federal’s ratio of net charge-offs to average total loans was 0.14 percent for the year ended December 31, 2015, compared to a lower 0.03 percent for the comparable group, 0.09 percent for all thrifts and 0.16 percent for Midwest thrifts.

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Financial Condition (cont.)

Home Federal has a modest level of interest rate risk. The change in the Association’s NPV level at December 31, 2015, reflecting the most current information available, based on a rise in interest rates of 100 basis points was a 2.87 percent decrease, representing a dollar decrease in equity value of $421,000. The Association’s exposure increases to a 9.03 percent decrease in its NPV level under a 200 basis point rise in rates, representing a dollar decrease in equity of $1,325,000. The Association’s post shock NPV ratio at December 31, 2015, assuming a 200 basis point rise in interest rates was 14.01 percent and indicated a 45 basis point decrease from its 14.46 percent based on no change in interest rates.

Compared to the comparable group, with particular attention to the Association’s equity level and asset and liability mix, we believe that a downward adjustment is warranted for Home Federal’s current financial condition, due to the Association’s moderately lower equity position, recognizing its recently lower share of nonperforming assets and higher share of allowance for loan losses to nonperforming assets.

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ASSET, LOAN AND DEPOSIT GROWTH

During its most recent two fiscal years, Home Federal has been characterized by moderate changes in assets, loans and deposits relative to its comparable group. The Association’s average annual asset change from December 31, 2013, to December 31, 2015, was an increase of 1.1 percent. This increase compares to a higher 2.9 percent for the comparable group, a higher 3.5 percent for all thrifts, and a higher 2.4 percent for Midwest thrifts. The Association’s rise in assets is reflective of its growth in loans and deposits in 2015 of 12.70 percent and 12.57 percent, respectively. Home Federal’s deposits indicate an average annual increase of 3.0 percent from December 31, 2013, to December 31, 2015, compared to average growth rates of 3.2 percent for the comparable group, 2.2 percent for all thrifts and 2.5 percent for Midwest thrifts.

Home Federal’s deposits indicated an increase of 12.6 percent from fiscal 2014 to 2015. Annual deposit change was growth rates of 3.1 percent for the comparable group, 1.9 percent for all thrifts and 2.6 percent for Midwest thrifts. The Association had $9.0 million in borrowed funds or 9.12 percent of assets at December 31, 2015, compared to the comparable group at 7.9 percent and had an identical $9.0 million in borrowed funds at December 31, 2014, or 9.95 percent of assets.

Recognizing its rise in deposits in 2015, after shrinkage in 2013 and 2014, and considering the demographics, competition and deposit base trends in its market area, the Association’s ability to increase its asset, loan and deposit bases in the future is significantly dependent on its capital position combined with its ability to increase its market share by competitively pricing its loan and deposit products, maintaining a high quality of service to its customers and strengthening its loan origination activity. Home Federal’s primary market area county experienced increases in population and households in Madison County between 2000 and 2010. The Association’s primary market area county also indicated 2010 per capita income modestly below Illinois’ and that of the United States, and the median household income level in Madison County was also below the state and the national levels. In 2010, the median housing value in Madison County at $125,100 was lower than those of Illinois at $198,500 and the United States at $186,200, as were median rents.

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Asset, Loan and Deposit Growth (cont.)

The total deposit base in Madison County increased by 0.62 percent from June 30, 2014, to June 30, 2015; and during that period, the number of financial institution offices in Madison County remained at 26. From June 30, 2014, to June 30, 2015, Home Federal’s deposit market share in Madison County remained at 1.6 percent both years.

Based on the foregoing factors, we have concluded that no adjustment to the Corporation’s pro forma value is warranted for asset, loan and deposit growth.

DIVIDEND PAYMENTS

The Corporation has no plans to pay an initial cash dividend. The payment of cash dividends will depend upon such factors as earnings performance, financial condition, capital position, growth, asset quality and regulatory limitations. Six of the ten institutions in the comparable group paid cash dividends during the most recent twelve months for an average dividend yield of 2.35 percent and an average payout ratio of 34.80 percent. During that twelve month period, the average dividend yield was 2.28 percent for the thirteen Illinois thrifts; and the average dividend yield was 2.52 percent and the average payout ratio was 35.64 percent for all thrifts.

In our opinion, no adjustment to the pro forma market value of the Corporation is warranted related to dividend payments.

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SUBSCRIPTION INTEREST

In 2015, investors' interest in new issues continued to be reasonable but is still not strong. Such interest is possibly related to the improved performance of financial institutions overall, which could be challenged in the future due to the low interest rate environment and the compression of net interest margin. The selective and conservative reaction of IPO investors appears generally to be related to a number of analytical, economic and market-related factors, including the financial performance and condition of the converting thrift institution, the strength of the local economy, housing market conditions, general market conditions for financial institution stocks and stocks overall, aftermarket price trends and the expectation of renewed merger/acquisition activity in the thrift industry.

Home Federal will direct its offering initially to depositors and residents in its market area. The board of directors and officers anticipate purchasing approximately $630,000 or 9.7 percent of the stock offered to the public based on the appraised midpoint valuation. The Association will form an ESOP, which plans to purchase 8.0 percent of the total shares issued in the conversion.

The Association has secured the services of Raymond James &Associates, to assist in the marketing and sale of the conversion stock.

Based on the size of the offering, recent banking conditions, current market conditions, historical local market interest, the terms of the offering, and recent subscription levels for conversions, we believe that no adjustment is warranted for the Association’s anticipated subscription interest.

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LIQUIDITY OF THE STOCK

The Corporation will offer its shares through a subscription and community offering with the assistance of Raymond James & Associates. The stock of the Corporation will be traded on the OTC Pink Marketplace.

The Association's total public offering is considerably smaller in size than the average market value of the comparable group. The comparable group has an average market value of $44.9 million for the stock outstanding compared to a midpoint public offering of $6.5 million for the Corporation, less the ESOP of 52,000 shares and the estimated 63,000 shares to be purchased by officers and directors. The Corporation’s public market capitalization will be approximately 14.5 percent of the size of the public market capitalization of the comparable group. Of the ten institutions in the comparable group, all trade on Nasdaq with those ten institutions indicating an average daily trading volume of over 2,557 shares during the last four quarters.

The comparable group has an average of 3,554,711 shares outstanding compared to 650,000 shares outstanding for the Corporation based on the midpoint valuation.

Based on the average market capitalization, shares outstanding and daily trading volume of the comparable group, we have concluded that a moderate downward adjustment to the Corporation’s pro forma market value is warranted relative to the liquidity of its stock.

MANAGEMENT

The president and chief executive officer of Home Federal is Ronnie R. Shambaugh. Mr. Shambaugh has over 44 years of community banking experience. He was hired by Home Federal as chief financial officer and senior vice president in 2012 and appointed president, chief executive officer and director in 2013. Prior to serving with Home Federal, Mr. Shambaugh served in senior management and lending positions with other Illinois banks, including service

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Management (cont.)

as president and chief executive officer. He has a degree in business administration from Eureka College. Mr. Shambaugh is active in local community and business organizations. He offers the board extensive banking experience and knowledge of the local banking market. His position as president and chief executive officer provides a direct line of communication between senior management and the board.

Mr. David W. Gansner is executive vice president and chief loan officer of the Bank, positions he has held since 2014. Mr. Gansner has been a director of the Bank since 2014. Mr. Gansner is a commercial and residential lender with over 33 years of community banking experience. Mr. Gansner has a degree in business from Eastern Illinois University. His extensive lending experience offers the board additional knowledge of the commercial banking markets that Home Federal serves and seeks to serve in the future.

Ms. Cynthia T. Knebel is chief financial officer of the Bank. Ms. Knebel joined the Bank in 2013. She has over 44 years of experience in community bank management, operations, accounting and compliance. Ms. Knebel has attended the Graduate School of Banking of the University of Wisconsin-Madison, WI, and the Bank Operations and Management School in Dallas, TX. Ms. Knebel has experience in all facets of banking operations and has been active in community and business organizations.

During its two most recent fiscal years, Home Federal has been able to maintain its net interest spread and demonstrated a modest level of noninterest income. The Association did experience a decrease in its noninterest expenses to assets in 2015. The Association experienced losses in 2014 and 2015, impacted by higher loan loss provisions and a one-time tax expense in 2014. The Association’s asset quality position has improved from December 31, 2014, to December 31, 2015, with nonperforming assets decreasing from December 31, 2014, to December 31, 2015. Home Federal’s interest rate risk has been modest, primarily as a result of its moderate share of adjustable-rate loans. The Association’s earnings and return on assets have been below industry averages, along with its net interest margin, impacted by a much higher cost of funds due

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Management (cont.)

to borrowings. Management is confident that the Association is positioned for moderate loan growth and a return to profitability following its conversion.

Overall, we believe the Association to be professionally and knowledgeably managed, as are the comparable group institutions. It is our opinion that no adjustment to the pro forma market value of the Corporation is warranted for management.

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MARKETING OF THE ISSUE

The necessity to build a new issue discount into the stock price of a new conversion continues to be a closely examined issue in recognition of uncertainty among investors as a result of the thrift industry's continued presence of a higher share of delinquent loans, dependence on interest rate trends, volatility in the stock market and recent legislation related to the regulation of financial institutions and their ability to generate selected income.

We believe that a new issue discount applied to the price to book valuation approach is appropriate and necessary in this offering, recognizing the Bank’s predominant losses, historically, and in the short term going forward. In our opinion, recent market trends cause us to conclude that a modest new issue discount is warranted in the case of this offering. Consequently, at this time we have made a modest downward adjustment to the Corporation's pro forma market value related to a new issue discount.

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VI. VALUATION METHODS

Introduction

Historically, the most frequently used method for determining the pro forma market value of common stock for thrift institutions by this firm has been the price to book value ratio method, due to the volatility of earnings in the thrift industry. As earnings in the thrift industry have improved, more emphasis has been placed on the price to earnings method, particularly considering increases in stock prices during these last two years. However, as provisions for loan losses decreased significantly and became negative for some, the price to book value method continues to be pertinent and meaningful in the objective of discerning commonality and comparability among institutions. In determining the pro forma market value of the Corporation, primary emphasis has been placed on the price to book value method, with additional analytical and correlative attention to the price to assets method. The price to earnings method was not used due to the Corporation’s negative core earnings and negative earnings in fiscal 2014 and 2015.

In recognition of the volatility and variance in earnings, the continued differences in asset and liability repricing and the frequent disparity in value between the price to book approach and the price to earnings approach, a second valuation method, the price to net assets method, has also been used. The price to assets method is used less often for valuing ongoing institutions, but becomes more useful in valuing converting institutions when the equity position and earnings performance of the institutions under consideration are different.

In addition to the pro forma market value, we have defined a valuation range with the minimum of the range being 85.0 percent of the pro forma market value, the maximum of the range being 115.0 percent of the pro forma market value and the super maximum being 115.0 percent of the maximum. The pro forma market value or appraised value will also be referred to as the “midpoint value.”

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Introduction (cont.)

In applying each of the valuation methods, consideration was given to the adjustments to the Association's pro forma market value discussed in Section V. Downward adjustments were made for the Association’s financial condition, earnings, market area, liquidity of the stock and marketing of the issue. No adjustments were made for the Association’s subscription interest, dividends, management, and asset, loan and deposit growth.

PRICE TO BOOK VALUE METHOD

In the valuation of thrift institutions, the price to book value method focuses on an institution's financial condition, and does not give as much consideration to the institution's long term performance and value as measured by earnings. Due to the earnings volatility of many thrift stocks, the price to book value method is frequently used by investors who rely on an institution's financial condition rather than earnings performance. Although this method is, under certain circumstances, considered somewhat less meaningful for institutions that provide a consistent earnings trend, it remains significant and reliable when an institution’s performance or general economic conditions are experiencing volatile or uncustomary trends related to internal or external factors, and serves as a complementary and correlative analysis to the price to earnings and price to assets approaches.

In completing the price to book valuation, Keller recognized the charge to equity that will occur to eliminate the Association’s defined benefit plan as part of the completion of the price to book valuation approach. The net charge to equity to eliminate the Association’s defined benefit plan is projected to be $137,000, net of the accruals, as determined by Goldleaf Partners Actuarial Services. The pro forma equity used in the valuation was $6,725,000, which is based on the Association’s December 31, 2015, equity level of $6,862,000 less the $137,000 defined benefit charge to equity, resulting in the pro forma equity of $6,725,000.

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Price to Book Value Method (cont.)

Exhibit 47 shows the average and median price to book value ratios for the comparable group which were 80.86 percent and 84.29 percent, respectively. The full comparable group indicated a moderate pricing range, from a low of 58.86 percent (Severn Bancorp, Inc.) to a high of 101.09 percent (Poage Bankshares, Inc.). The comparable group had higher average and median price to tangible book value ratios of 86.93 percent and 86.01 percent, respectively, with a range of 59.29 percent to 125.12 percent. Excluding the low and the high in the group, the comparable group's price to book value ratio range narrowed to a low of 59.27 percent and a high of 99.55 percent, and the comparable group’s price to tangible book value ratio range also narrowed slightly from a low of 59.51 percent to a high of 107.78 percent.

Considering the foregoing factors in conjunction with the adjustments made in Section V, we have determined a fully converted pro forma price to book value ratio of 57.96 percent and a price to tangible book value ratio of 57.96 percent at the midpoint. The price to book value ratio increases from 53.53 percent at the minimum to 65.82 percent at the super maximum, while the price to tangible book value ratio increases from 53.35 percent at the minimum to 65.82 percent at the super maximum.

The Corporation's pro forma price to book value and price to tangible book value ratios of 57.96 percent and 57.96 percent, respectively, as calculated using the prescribed formulary computation indicated in Exhibit 46, are influenced by the Association's capitalization, asset quality position, earnings performance, ESOP level, local market and public ownership, as well as subscription interest in thrift stocks and overall market and economic conditions. The Corporation's ratio of equity to assets after conversion at the midpoint of the valuation range will be approximately 10.87 percent compared to 12.43 percent for the comparable group (reference Exhibit 47). Based on the price to book value ratio and the Association's total pro forma equity of $6,725,000 at December 31, 2015, the indicated pro forma market value of the Corporation using this approach is $6,500,000 at the midpoint (reference Exhibit 46).

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PRICE TO EARNINGS METHOD

The basis of the price to earnings method is the determination of the earnings base to be used, followed by the determination of an appropriate price to earnings multiple. As indicated in Exhibit 3, Home Federal’s after tax net earnings for the year ended December 31, 2015, were a loss of $702,000, and the Association’s after tax core earnings for that period were a loss of $549,000 as indicated in Exhibit 7. Due to negative core earnings, the price to core earnings method was not meaningful.

Even though the price to core earnings method is not meaningful, we will briefly review the range of price to core earnings and price to net earnings multiples for the comparable group and all publicly traded thrifts. The average price to core earnings multiple for the comparable group was 13.72, while the median was 13.92. The average price to net earnings multiple was a lower 13.72, and the median multiple was a lower 13.92. The comparable group's price to core earnings multiple was lower than the 26.63 average multiple for all publicly traded, FDIC-insured thrifts and higher than their median of 15.48. The range in the price to core earnings multiple for the comparable group was from a low of 4.68 (First Fed of Northern Michigan) to a high of 20.09 (Poage Bankshares, Inc.). The range in the price to core earnings multiple for the comparable group, excluding the high and low values, was from a low multiple of 9.80 times earnings to a high of 18.27 times earnings for eight of the ten institutions in the group, indicating a modest narrowing of the range.

PRICE TO ASSETS METHOD

The final valuation method is the price to assets method. This method is not frequently used, since the calculation incorporates neither an institution's equity position nor its earnings base. Additionally, the prescribed formulary computation of value using the pro forma price to assets method does not recognize the runoff of deposits concurrently allocated to the purchase of conversion stock, returning a pro forma price to assets ratio below its true level following conversion.

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Price to Assets Method (cont.)

Exhibit 47 indicates that the average price to assets ratio for the comparable group was 10.23 percent and the median was 8.66 percent. The range in the price to assets ratios for the comparable group varied from a low of 6.48 percent (Central Federal Corp.) to a high of 16.39 percent (Wolverine Bancorp, Inc.). The range narrows modestly with the elimination of the two extremes in the group to a low of 6.53 percent and a high of 15.86 percent.

Consistent with the previously noted adjustments, it is our opinion that an appropriate price to assets ratio for the Corporation is 6.30 percent at the midpoint, which ranges from a low of 5.40 percent at the minimum to 8.19 percent at the super maximum. Based on the Association's December 31, 2015, asset base of $98,656,000, the indicated pro forma market value of the Corporation using the price to assets method is $6,500,000 at the midpoint (reference Exhibit 45).

VALUATION CONCLUSION

Exhibit 52 provides a summary of the valuation premium or discount for each of the valuation ranges when compared to the comparable group based on each of the fully converted valuation approaches. At the midpoint value, the price to book value ratio of 57.96 percent for the Corporation represents a discount of 28.32 percent relative to the comparable group and decreases to a discount of 18.60 percent at the super maximum. The price to assets ratio of 6.30 percent at the midpoint represents a discount of 38.43 percent, decreasing to a discount of 19.95 percent at the super maximum.

It is our opinion that as of February 12, 2016, the pro forma market value of the Corporation is $6,500,000 at the midpoint, representing 650,000 shares at $10.00 per share. The pro forma valuation range of the Corporation is from a minimum of $5,525,000 or 552,500 shares at $10.00 per share to a maximum of $7,475,000 or 747,500 shares at $10.00 per share, and then

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Valuation Conclusion (cont.)

to a super maximum of $8,596,250 or 859,625 shares at $10.00 a share, with such range being defined as 15 percent below the appraised value to 15 percent above the appraised value and then 15 percent above the maximum.

The appraised value of Best Hometown Bancorp, Inc., as of February 12, 2016, is $6,500,000 at the midpoint.

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